                                                                  Exhibit 10.14

===============================================================================

                                     FORM OF

                      COMPOSITE COPY OF OPERATING AGREEMENT
                       AS AMENDED THROUGH DECEMBER 13, 2001

                                     BETWEEN

                   [OWNER OF APPLICABLE RETIREMENT COMMUNITY]

                                    ("OWNER")

                                       AND

                      MARRIOTT SENIOR LIVING SERVICES, INC.

                                  ("OPERATOR")

                                       FOR

                         [NAME OF RETIREMENT COMMUNITY]

                        MARRIOTT SENIOR LIVING COMMUNITY

                                  [CITY, STATE]

                             EFFECTIVE AS OF [DATE]

===============================================================================

                                TABLE OF CONTENTS

                                                                                                             PAGE
ARTICLE 1             DEFINITION OF TERMS.........................................................................1
         Section 1.01               Definition Of Terms...........................................................1

ARTICLE 2             APPOINTMENT OF OPERATOR....................................................................15
         Section 2.01               Appointment; Exclusive License...............................................15
         Section 2.02               Authority of Operator; Right of Possession...................................15
         Section 2.03               Management Functions.........................................................15
         Section 2.04               Limitations on Authority of Operator.........................................18
         Section 2.05               Title Encumbrances...........................................................19
         Section 2.06               Licenses and Permits.........................................................20
         Section 2.07               Credit.......................................................................20
         Section 2.08               Representations and Warranties of Owner......................................20
         Section 2.09               Representations and Warranties of Operator...................................21

ARTICLE 3             OWNERSHIP OF RETIREMENT COMMUNITY..........................................................21
         Section 3.01               Ownership of Retirement Community............................................21

ARTICLE 4             TERM.......................................................................................22
         Section 4.01               Term.........................................................................22
         Section 4.02               Actions to be Taken Upon Termination.........................................22
         Section 4.03               Performance Termination......................................................23
         Section 4.04               Owner's Termination Option...................................................25

ARTICLE 5             COMPENSATION OF OPERATOR...................................................................25
         Section 5.01               Base Fee, Incentive Fee and Bonus Fee........................................26

ARTICLE 6             FINANCING OF THE RETIREMENT COMMUNITY......................................................26
         Section 6.01               Amendments of Management Agreement...........................................26
         Section 6.02               Notice and Opportunity to Cure...............................................27
         Section 6.03               Assignment of Management Agreement...........................................28
         Section 6.04               Subordination of Management Agreement........................................28
         Section 6.05               Non-Disturbance Agreement....................................................29
         Section 6.06               Attornment...................................................................29
         Section 6.07               No Modification or Termination of Agreement..................................30
         Section 6.08               Owner's Right to Finance the Retirement Community............................30
         Section 6.09               Sale/Leaseback Transactions..................................................31
         Section 6.10               REIT Transactions............................................................31
         Section 6.11               Covenant to Pay Debt Service.................................................32

ARTICLE 7             WORKING CAPITAL AND FIXED ASSET SUPPLIES...................................................32
         Section 7.01               Working Capital..............................................................33
         Section 7.02               Fixed Asset Supplies.........................................................33

ARTICLE 8             REPAIRS, MAINTENANCE AND REPLACEMENTS......................................................33
         Section 8.01               Routine Repairs and Maintenance..............................................33
         Section 8.02               FF&E Reserve.................................................................34

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                             PAGE
         Section 8.03               Building Alterations, Improvements, Renewals, and
                                    Replacements.................................................................37
         Section 8.04               Liens........................................................................38
         Section 8.05               Ownership of Replacements....................................................38

ARTICLE 9             BOOKKEEPING AND BANK ACCOUNTS................................................................
         Section 9.01               Books and Records............................................................39
         Section 9.02               Retirement Community Accounts, Expenditures..................................40
         Section 9.03               Annual Operating Projection..................................................41
         Section 9.04               Operating Losses.............................................................42

ARTICLE 10            PROPRIETARY MARKS; TRADEMARK LICENSE;
                      INTELLECTUAL PROPERTY......................................................................42
         Section 10.01              Proprietary Marks............................................................42
         Section 10.02              Trademark License............................................................42
         Section 10.03              Purchase of Inventories and Fixed Asset Supplies.............................42
         Section 10.04              Computer Software and Equipment..............................................43
         Section 10.05              Intellectual Property........................................................43
         Section 10.06              Breach of Covenant...........................................................43

ARTICLE 11            POSSESSION AND USE OF RETIREMENT COMMUNITY.................................................43
         Section 11.01              Quiet Enjoyment..............................................................43
         Section 11.02              Use..........................................................................44
         Section 11.03              Central Administrative Services..............................................44
         Section 11.04              Owner's Right to Inspect.....................................................45
         Section 11.05              Indemnity....................................................................45

ARTICLE 12            INSURANCE..................................................................................46
         Section 12.01              Interim Insurance............................................................46
         Section 12.02              Property and Operational Insurance...........................................46
         Section 12.03              General Insurance Provisions.................................................47
         Section 12.04              Cost and Expense.............................................................48
         Section 12.05              Owner's Option to Obtain Certain Insurance...................................48

ARTICLE 13            TAXES......................................................................................49
         Section 13.01              Real Estate and Personal Property Taxes......................................49

ARTICLE 14            RETIREMENT COMMUNITY EMPLOYEES.............................................................50
         Section 14.01              Employees....................................................................50

ARTICLE 15            DAMAGE, CONDEMNATION AND FORCE MAJEURE.....................................................52
         Section 15.01              Damage and Repair............................................................52
         Section 15.02              Condemnation.................................................................53
         Section 15.03              Force Majeure................................................................53

ARTICLE 16            DEFAULTS...................................................................................54
         Section 16.01              Definition of "Default"......................................................54

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                             PAGE
         Section 16.02              Definition of "Event of Default".............................................55
         Section 16.03              Remedies Upon an Event of Default............................................55
         Section 16.04              Operator's Right to Specific Performance for Owner's
                                    Wrongful Termination.........................................................56
         Section 16.05              Owner's Estate...............................................................57

ARTICLE 17            ASSIGNMENT.................................................................................57
         Section 17.01              Assignment...................................................................57

ARTICLE 18            SALE OF THE RETIREMENT COMMUNITY...........................................................58
         Section 18.01              Sale of the Retirement Community.............................................58
         Section 18.02              Assumption Agreement of Successor Owner......................................61

ARTICLE 19            MISCELLANEOUS..............................................................................61
         Section 19.01              Right to Make Agreement......................................................61
         Section 19.02              Consents.....................................................................62
         Section 19.03              Relationship Between the Parties.............................................62
         Section 19.04              Confidentiality..............................................................62
         Section 19.05              Applicable Law...............................................................63
         Section 19.06              Covenants Running with the Land; Recordation.................................63
         Section 19.07              Headings.....................................................................63
         Section 19.08              Notices......................................................................63
         Section 19.09              Environmental Matters........................................................64
         Section 19.10              Estoppel Certificates........................................................65
         Section 19.11              Arbitration..................................................................65
         Section 19.12              Affiliates...................................................................66
         Section 19.13              Equity and Debt Offerings....................................................66
         Section 19.14              Restriction on Operator......................................................67
         Section 19.15              Entire Agreement.............................................................69
         Section 19.16              Waiver.......................................................................69
         Section 19.17              Partial Invalidity...........................................................69
         Section 19.18              Construction.................................................................69

EXHIBITS

EXHIBIT A.........Legal Description of the Land

EXHIBIT B.........Existing Title Encumbrances

EXHIBIT C.........Pro Forma Fees

EXHIBIT D.........Owner's Initial Cost

                               OPERATING AGREEMENT

         THIS OPERATING AGREEMENT ("Agreement") is effective as of the 21st day of June, 1997 ("Effective Date"), by [Name and address of owner] ("Owner"), and MARRIOTT SENIOR LIVING SERVICES, INC. ("Operator"), a Delaware corporation, with a mailing address at 10400 Fernwood Road, Bethesda, Maryland 20817.

                                R E C I T A L S :

         A. Owner, a wholly-owned subsidiary of CCC Financing Limited, L.P. ("CCC") (f k a FRP Financing Limited, L.P.), is the owner of the Retirement Community (as hereinafter defined) commonly known as [name of Retirement Community], located in [City, State];

         B. Operator is in the business of managing and operating senior living residence facilities and communities;

         C. Operator is the owner of the Proprietary Marks that are used to identify retirement communities in the Marriott Retirement Community System;

         D. Operator desires to assure itself that it will be able to conduct and enhance its business at Owner's Retirement Community by obtaining from Owner an irrevocable (but subject in every respect to all of the provisions of this Agreement, including those providing for termination prior to the expiration of the full Term) license to operate Operator's business in Owner's Retirement Community;

         E. Owner desires to assure that it will have the benefit of Operator's experience, services and Proprietary Marks in establishing, enhancing and maintaining a successful Retirement Community.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

                                   ARTICLE 1
                               DEFINITION OF TERMS

SECTION 1.01  DEFINITION OF TERMS

              The following terms when used in this Agreement shall have the meanings indicated:

              "ACCOUNTING PERIOD" means the four (4) week accounting periods having the same beginning and ending dates as Operator's four (4) week accounting periods, except that an Accounting Period may occasionally contain five (5) weeks when necessary to conform Operator's accounting system to the calendar. In the event that the Effective Date is not the first day of Operator's four (4) week accounting periods, the first Accounting Period under this Agreement shall consist of the first four (4) week accounting period of Operator commencing after the Effective Date and the period from the Effective Date until the commencement of such first four (4) week accounting period.

         "ADDITIONAL INVESTED CAPITAL" shall mean the cumulative total, as of any given date during the Term, of the following: (i) any contribution made by Owner pursuant to Section 7.01A (provided that Additional Invested Capital shall be decreased by any return to Owner of excess Working Capital pursuant to
Section 7.01B); (ii) any expenditures made by Owner pursuant to Section 8.03, and any expenditures by Owner pursuant to Section 19.09; (iii) any contributions by Owner to the FF&E Reserve (beyond the funding described in Section 8.02B), other than those contributions which are reimbursed to Owner under Section 8.02F; (iv) consideration paid and reasonable costs incurred by Owner or any Affiliate of Owner in connection with the purchase of any interest (direct or indirect) held in Owner by any party which is not an Affiliate of Owner; and (v) Expansion Payments paid pursuant to the Expansion Agreement or Stock Purchase Agreement, and (vi) any additional amounts advanced or funded by Owner pursuant to this Agreement which do not constitute Owner Deductions.

         "AFFILIATE" means any individual or entity directly or indirectly through one or more intermediaries, controlling, controlled by or under common control with a party. The term "control," as used in the immediately preceding sentence, means, with respect to a corporation, the right to the exercise, directly or indirectly, of more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation, and, with respect to an entity that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

         "AGREEMENT" shall mean this Operating Agreement as the same may be amended from time to time.

         "AGREEMENT YEAR" shall mean an annual period; the first Agreement Year shall commence on the Effective Date and each subsequent Agreement Year shall commence on the succeeding anniversaries of the Effective Date.

         "ANNUAL FINANCIAL REPORT" shall have the meaning specified in Section 9.01.

         "ANNUAL OPERATING PROJECTION" shall have the meaning set forth in
Section 9.03.

         "AREA A" shall have the meaning set forth in Section 19.14D.

         "AREA B" shall have the meaning set forth in Section 19.14D.

         "BASE FEE" shall have the meaning set forth in Section 5.01A.

         "BONUS FEE" shall have the meaning set forth in Section 5.01B.

         "BUILDING ESTIMATE" shall have the meaning set forth in Section 8.03A.

         "BUSINESS DAY(S)" means Monday through Friday except for New Year's Day, President's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.

         "CANCELED TERM" shall have the meaning set forth in Section 4.04.

         "CAPITAL EXPENDITURES" shall have the meaning set forth in Section
8.03A.

         "CAPITALIZATION MULTIPLE" shall mean the number ten (10).

         "CASE GOODS" means furniture and furnishings used in the Retirement Community, including, without limitation: chairs, beds, chests, headboards, desks, lamps, tables, television sets, mirrors, pictures, wall decorations and similar items.

         "CENTRAL ADMINISTRATIVE SERVICES" shall have the meaning set forth in
Section 11.03.

         "CENTRAL ADMINISTRATIVE SERVICES FEE" shall have the meaning set forth in Section 11.03.

         "CONSUMER PRICE INDEX" or "CPI" means the Consumer Price Index from time to time issued by the United States Government Bureau of Labor Statistics for Urban Wage Earners and Clerical Workers, All Items, for the United States of America (1982-84=100), or if the aforesaid Consumer Price Index is not at such time so prepared and published, any comparable index selected by Owner and reasonably satisfactory to Operator (a "Substitute Index") then prepared and published by an agency of the Government of the United States, appropriately adjusted for changes in the manner in which such index is prepared and/or year upon which such index is based. Any dispute regarding the selection of the Substitute Index or the adjustments to be made thereto shall be settled by arbitration in accordance with Section 19.11. Except as otherwise expressly stated herein, when a number or amount is required to be "adjusted by the Consumer Price Index", or similar terminology, such adjustment shall be equal to the percentage increase or decrease (except that for purposes of this Agreement, the Consumer Price Index shall not be reduced below its level as of the Effective Date) in the Consumer Price Index which is issued for the month in which such adjustment is to be made (or, if the Consumer Price Index for such month is not yet publicly available, the Consumer Price Index for the most recent month for which the Consumer Price Index is publicly available) as compared to the Consumer Price Index which was issued for the prior month in which the Effective Date occurred unless another base month is indicated herein.

         "COVERAGE RATIO" shall mean the number one and one-quarter (1.25), or one and two-tenths (1.2) in the case of a mortgage issued or insured by an agency of the United States Government, or Fannie Mae or Freddie Mac or lending institutions established by the federal government.

         "CURE NOTICE" shall have the meaning set forth in Section 4.03B.

         "DAY(S)" means one or more calendar days(s).

         "DEBT SERVICE" means all installments of principal and interest required to be made under any Secured Loan or any replacement thereof.

         "EFFECTIVE DATE" shall have the meaning set forth in the Preamble.

         "EMPLOYEE CLAIMS" means any and all claims (including all fines, judgments, penalties, costs, Litigation and/or arbitration expenses, attorneys' fees and expenses, and costs of settlement with respect to any such claim) by any employee or employees of Operator against Owner or Operator with respect to the employment at the Retirement Community of such employee or employees. "Employee Claims" shall include, without limitation, the following: (i) claims which are eventually resolved by arbitration, by Litigation or by settlement;
(ii) claims which also involve allegations that any applicable employment-related contracts affecting the employees at the Retirement Community have been breached; and (iii) claims which involve allegations that one or more of the Employment Laws has been violated; provided, however, that "Employee Claims" shall not include claims for worker compensation benefits (which shall be governed by Article 12 hereof) or for unemployment benefits.

         "EMPLOYMENT LAWS" means any federal, state or local law (including the common law), statute, ordinance, rule, regulation, order or directive with respect to employment, conditions of employment, benefits, compensation, or termination of employment that currently exists or may exist at any time during the Term of this Agreement, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Workers Adjustment and Retraining Act, the Occupational Safety and Health Act, the Immigration Reform and Control Act of 1986, the Polygraph Protection Act of 1988 and the Americans With Disabilities Act of 1990.

         "ENVIRONMENTAL LAWS" shall mean: (i) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 ET SEQ., as now or hereafter amended, and the Resource Conservation and Recovery Act of 1976, as now or hereafter amended; (ii) the regulations promulgated thereunder, from time to time; and (iii) all federal, state and local laws, rules and regulations (now or hereafter in effect) dealing with the use, generation, treatment, management, storage, disposal or abatement of Hazardous Materials or protection of human health or the environment.

         "EVENT OF DEFAULT" shall have the meaning set forth in Section 16.02.

         "EXISTING MORTGAGE" shall mean the Mortgages listed on Exhibit D, but for purposes of this Agreement shall not include any amendments or modifications thereof that would materially adversely affect the interests of Operator after the Effective Date.

         "EXISTING TITLE ENCUMBRANCES" shall have the meaning set forth in
Section 2.05A.

         "EXPANSION AGREEMENT" means that certain Expansion Agreement of even date herewith between Owner and Marriott Senior Living Services, Inc.

         "EXPANSION UNITS" shall have the meaning set forth in the Expansion Agreement between the parties of even date herewith.

         "EXTENDED TERM" shall have the meaning set forth in Section 4.01.

         "FF&E" means furniture, furnishings, fixtures, Soft Goods, Case Goods, vehicles and equipment (including, but not limited to, telephone systems, facsimile machines, communications and computer systems hardware) but shall not include Fixed Asset Supplies or any Software.

         "FF&E ESTIMATE" shall have the meaning set forth in Section 8.02C.

         "FF&E RESERVE" shall have the meaning set forth in Section 8.02A.

         "FF&E RESERVE PAYMENT" shall have the meaning set forth in Section
8.02B.

         "FIRST MORTGAGE" shall mean any Mortgage which is a first lien on the Retirement Community having priority over all other Mortgages that may then encumber the Retirement Community.

         "FISCAL YEAR" means Operator's Fiscal Year which now ends at midnight on the Friday closest to December 31 in each calendar year; the new Fiscal Year begins on the Saturday immediately following said Friday. Any partial Fiscal Year between the Effective Date and the commencement of the first full Fiscal Year shall constitute a separate Fiscal Year. A partial Fiscal Year between the end of the last full Fiscal Year and the Termination of this Agreement shall, for purposes of this Agreement, constitute a separate Fiscal Year. If Operator's Fiscal Year is changed in the future, appropriate adjustment to this Agreement's reporting and accounting procedures shall be made upon mutual consent of Owner and Operator; provided, however, that no such change or adjustment shall alter the Term of this Agreement or in any way reduce the distributions of Operating Profit or other payments due Owner hereunder, and Operator shall bear (not as an Operating Expense) any incidental accounting costs imposed on Owner necessitated by any such change in Operator's Fiscal Year. Fiscal Year shall not include any portion of a Fiscal Year prior to the Effective Date or after the Termination of this Agreement.

         "FIXED ASSET SUPPLIES" means supply items included within "Property and Equipment" under the Uniform System of Accounts, including linen, china, glassware, silver, uniforms, and similar items.

         "FORCE MAJEURE" means acts of God, acts of war, civil disturbance, governmental action (including the revocation or refusal to grant licenses or permits, where such revocation or refusal is not due to the fault of the party whose performance is to be excused for reasons of Force Majeure), strikes, lockouts, fire, unavoidable casualties or any other causes beyond the reasonable control of either party.

         "FORECLOSURE" shall mean any exercise of the remedies available to a Holder, upon a default under the Secured Loan held by such Holder, which results in a transfer of title to or possession of the Retirement Community. The term "Foreclosure" shall include, without limitation, any one or more of the following events, if they occur in connection with a default under a Secured
Loan: (i) a transfer by judicial foreclosure or exercise of a power of sale;
(ii) a transfer by deed in lieu of foreclosure; (iii) the appointment by a court of a receiver to assume possession of the Retirement Community; (iv) a transfer of either ownership or control of the Owner, by exercise of a stock pledge or otherwise; (v) if title to the Retirement Community is held by a tenant under a ground lease, an assignment of the tenant's interest in such ground lease; or
(vi) any similar judicial or non-judicial exercise of the remedies held by the Holder.

         "FORECLOSURE DATE" shall mean the date on which title to or possession of the Retirement Community is transferred by means of a Foreclosure.

         "FUTURE TITLE ENCUMBRANCE" shall have the meaning set forth in Section 2.05B.

         "GAAP" means Generally Accepted Accounting Principles as adopted by the American Institute of Certified Public Accountants.

         "GROSS REVENUES" shall mean, for each Accounting Period, all revenues and receipts of every kind derived by Owner from operating the Retirement Community and all departments and parts thereof, including, but not limited to: income (from both cash and credit transactions) from monthly occupancy fees (including the amortized portion of the "endowment" or like one-time payments received under "lifecare" or like contracts with residents), health care fees and ancillary services fees received pursuant to various agreements with residents of the Retirement Community; income from food and beverage, and catering sales; income from vending machines; and proceeds, if any, from business interruption or other loss of income insurance, all determined in accordance with GAAP; provided, however, that Gross Revenues shall not include:
(i) gratuities to employees at the Retirement Community; (ii) federal, state or municipal excise, sales or use taxes or similar taxes imposed at the point of sale and collected directly from residents or guests of the Retirement Community or included as part of the sales price of any goods or services; (iii) proceeds from the sale of FF&E and any other capital asset; (iv) interest received or accrued with respect to the monies in any operating or reserve accounts of the Retirement Community; (v) any cash refunds, rebates or discounts to residents of the Retirement Community, or cash discounts and credits of a similar nature, given, paid or returned in the course of obtaining Gross Revenues or components thereof; (vi) proceeds from any Sale of the Retirement Community, or any other capital transaction; (vii) proceeds of any financing transaction affecting the Retirement Community; (viii) any endowment or like one-time payments received under lifecare or like contracts with residents, except as specifically set forth above in this paragraph; (ix) security deposits until such time as the same are applied to rent and other charges due and payable; (x) awards of damages, settlement proceeds and other payments received by Owner in respect of any Litigation; (xi) proceeds of any condemnation; (xii) proceeds of any casualty insurance, other than loss of rents or business interruption insurance;
(xiii) any Shortfall Payment made by Operator to Owner pursuant to Section 4.03B; and (xiv) payments under any policy of title insurance.

         "HAZARDOUS MATERIALS" shall have the meaning set forth in Section 19.09D hereof.

         "HOLDER" means any holder, from time to time, of any Secured Loan.

         "IMPOSITIONS" means all real estate and personal property taxes, levies, assessments and similar charges (other than those which are specifically excluded pursuant to Section 13.01B) including, without limitation, the following: all water, sewer or similar fees, rents, rates, charges, excises or levies; vault license fees or rentals; license fees; permit fees; inspection fees and other authorization fees and other governmental charges of any kind or nature whatsoever, whether general or special, ordinary or extraordinary, foreseen or unforeseen, or hereinafter levied or assessed of every character (including all interest and penalties thereon), which at any time during or in respect of the Term of this Agreement may be assessed, levied, confirmed or imposed on Owner or Operator with respect to the Retirement Community or the operation thereof, or otherwise in respect of or be a lien upon the Retirement Community (including, without limitation on any of the FF&E, Inventories or Fixed Asset Supplies now or hereafter located therein). Impositions shall not include any income or franchise taxes payable by Owner or Operator.

         "INCENTIVE FEE" shall have the meaning set forth in Section 5.01A.

         "INITIAL TERM" shall have the meaning set forth in Section 4.01.

         "INTELLECTUAL PROPERTY" means: (i) all Software; and (ii) all manuals, instructions, policies, procedures and directives issued by Operator to its employees at the Retirement Community regarding the procedures and techniques to be used in operating the Retirement Community.

         "INTERIM REPORT" shall have the meaning specified in Section 9.01C.

         "INVENTORIES" means "Inventories" as defined by GAAP, such as provisions in storerooms, refrigerators, pantries and kitchens; medical supplies; other merchandise intended for sale; fuel; mechanical supplies; stationery; and other expensed supplies and similar items.

         "LAND" means the land described in Exhibit A.

         "LEGAL REQUIREMENT" means any federal, state or local law, code, rule, ordinance, regulation or order of any governmental authority having jurisdiction over the business or operation of the Retirement Community or the matters which are the subject of this Agreement, including any resident care or health care, building, zoning or use laws, ordinances, regulations or orders, environmental protection laws and fire department rules.

         "LICENSE(S)" means any license, permit, decree, act, order, authorization or other approval (including Medicare/Medicaid certification to the extent applicable) or instrument which is necessary in order to operate the Retirement Community in accordance with Legal Requirements or pursuant to the Marriott Standards and otherwise in accordance with this Agreement.

         "LITIGATION" means: (i) any cause of action commenced in a federal, state or local court; or (ii) any claim brought before an administrative agency or body (for example, without limitation, employment discrimination claims) relating to the Retirement Community and/or the ownership and/or operation thereof.

         "MANAGEMENT ANALYSIS REPORT" shall mean a relatively brief, narrative report on the state of business and affairs of the Retirement Community, prepared on an annual basis by Operator and delivered to Owner at the time of delivery of the Annual Financial Report, which shall include a narrative description regarding the preceding Fiscal Year of: (i) the Retirement Community's operating performance, including significant variations from the Annual Operating Projection and (ii) an analysis of any significant variation of the actual resident fees and occupancy from what was set forth in the Annual Operating Projection.

         "MARRIOTT RETIREMENT COMMUNITY SYSTEM" means at any particular time the entire system or group of full service (that is consisting of both independent living and health care accommodations and services) retirement communities then owned and/or operated or managed by Operator (or one or more of its Affiliates), under the "Marriott" name.

         "MARRIOTT STANDARDS" means from time to time both the operational standards (for example, staffing levels, accounting and fiscal management, resident care and health care policies and procedures, accounting and financial reporting policies and procedures) and the physical standards (for example, quality of FF&E, frequency of FF&E replacement) that are then generally and consistently (but not necessarily, absolutely or without exception) applied at or to retirement communities in the Marriott Retirement Community System which are of comparable size, age and market orientation as the Retirement Community, (provided, however, that the Marriott Standards shall in no event be lower than (i) what is required, from time-to-time during the Term, by Legal Requirements, or (ii) the operational and physical standards, as of the date in question, of comparable retirement communities in the quality segment of the retirement communities industry in the state in which the Retirement Community is located).

         "MORTGAGE" means any mortgage, deed of trust, or deed to secure debt or other security instrument recorded against the Project as security for a Secured Loan.

         "MORTGAGEE" means the Holder, from time to time, of a Mortgage or any replacement of a Mortgage.

         "NET OPERATING PROFIT" means Operating Profit less Owner's Priority.

         "NON-DISTURBANCE AGREEMENT" shall mean an agreement, in recordable form in the jurisdiction in which the Retirement Community is located, executed and delivered by a Holder (which agreement shall by its terms be binding upon all assignees of such Holder), for the benefit of Operator, pursuant to which, in the event such Holder (or its assignee) comes into possession of or acquires title to the Retirement Community as a result of a Foreclosure, such Holder (and its assignees) shall (x) recognize Operator's rights under this Agreement, and
(y) shall not name Operator as a party in any Foreclosure action or proceeding, and (z) shall not disturb Operator in its right to continue to manage the Retirement Community pursuant to this Agreement; provided, however, that at such time, (i) this Agreement has not expired or otherwise been earlier terminated in accordance with its terms, and (ii) there are no outstanding Events of Default by Operator, and (iii) no material event has occurred and no material condition exists which, after notice or the passage of time or both, would entitle Owner to terminate this Agreement (excluding events which would constitute an Event of Default, which are to be governed exclusively by clause (ii) hereof).

         "OPERATING EXPENSE(S)" means any or all, as the context requires, of the following:

         1. All costs of operating the Retirement Community incurred in accordance with this Agreement, including, without limitation, all salaries, wages, fringe benefits, payroll taxes and other costs related to Retirement Community employees, Employee Claims (except to the extent specifically set forth to the contrary in Section 14.01), all departmental expenses, administrative and general expenses, the cost of Retirement Community advertising and business promotion, heat, light, power, electricity, gas, telephone, cable and other utilities, and routine repairs, maintenance and minor alterations treated as Operating Expenses under Section 8.01;

         2. The cost of Inventories and Fixed Asset Supplies consumed in the operation of the Retirement Community;

         3. A reasonable reserve for uncollectible accounts receivable as determined by Operator;

         4. All reasonable costs and fees of audit, legal, technical and other independent professionals or other third parties who are retained by Operator to perform services required or permitted hereunder; provided Operator will notify Owner at lease thirty (30) Days in advance of any proposed expenditure under this paragraph 4 which is in excess of Fifty Thousand Dollars ($50,000.00) (to be adjusted by the CPI) and which was not specifically identified in the Annual Operating Projection; and Operator shall consider in good faith any comments which Owner may have with respect to such proposed expenditure; and provided, further, that if such expenditure involves immediately-needed repair work to the Retirement Community or if immediate action is otherwise required, the above-described requirement regarding thirty (30) Days' prior notice shall be modified to require whatever notice period is reasonable under the circumstances;

         5. The reasonable cost and expense of technical consultants and operational experts who are employees of Operator or one of its Affiliates, and who perform specialized services in connection with non-routine Retirement Community work; provided, however, that the costs and expenses so incurred shall only be Operating Expenses to the extent such costs and expenses are reasonable and competitively priced, as compared to similar work done by outside consultants or experts; and provided, further, that Operator will notify Owner at least thirty (30) Days in advance of any proposed expenditure under this paragraph 5 which is in excess of Fifty Thousand Dollars ($50,000.00) (to be adjusted by CPI) and which is not specifically identified in the Annual Operating Projection, and Operator shall consider in good faith any comments which Owner may have with respect to such proposed expenditure; and provided, further, that if such expenditure involves immediately-needed repair work to the Retirement Community or if immediate action is otherwise required, the above-described requirement regarding thirty (30) Days' prior notice shall be modified to require whatever notice period is reasonable under the circumstances;

         6. Costs and expenses for preparation of Medicare and Medicaid cost reports and billing submissions;

         7. The Base Fee and the Bonus Fee, if any;

         8. Subject to the limitation set forth below in this definition, the Central Administrative Services Fee;

         9. Insurance costs and expenses as provided in Sections 12.04 and 12.05;

         10. All Impositions assessed against the Retirement Community;

         11. Payments (other than the lump-sum contribution provided for in Section 8.02F2) into the FF&E Reserve pursuant to Section 8.02;

         12. Such other non-capital costs and expenses incurred by Operator as are specifically provided for elsewhere in this Agreement or are otherwise reasonably necessary for the proper and efficient operation of the Retirement Community in accordance with the Marriott Standards; all as determined in accordance with GAAP;

         13. The reimbursement to Owner of the amount of any Owner Deductions;
and

         14. Lease payments for any equipment lease to the extent set forth in
Section 8.02D. It is understood that the term "Operating Expenses" shall not include: (i) Debt Service payments pursuant to any Secured Loan or any other loans or borrowings of Owner; nor (ii) except as set forth above, payments pursuant to equipment leases or other forms of financing obtained for the FF&E located in or connected with the Retirement Community (such payments shall be paid out of the FF&E Reserve in accordance with Section 8.02), nor (iii) rental payments pursuant to any ground lease, nor (iv) any other payments which are designated as Owner's responsibility under any of the provisions of this Agreement and which are not Owner Deductions, all of which shall be paid by Owner from its own funds, and not from Gross Revenues nor from the FF&E Reserve. Unless otherwise specifically set forth in this Agreement, all the costs and expenses of the Retirement Community shall be Operating Expenses. Commencing with the second (2nd) Agreement Year and continuing thereafter until the earlier of (i) the end of the seventh (7th) Agreement Year, or (ii) the date on which the ratio of Operating Profit, to the Owner's Priority amount for any consecutive thirteen (13) Accounting Periods equals or exceeds one-and-one-quarter (1.25) (but in no event prior to the end of the fourth (4th) Agreement Year), fifty percent (50%) of the Central Administrative Services Fee shall be paid as an Operating Expense and fifty percent (50%) shall be paid (and to the extent paid shall constitute an Operating Expense) only after Owner receives Owner's Priority for the subject Fiscal Year, and only to the extent of Operating Profit remaining after payment of the Owner's Priority.

         "OPERATING PROFIT" shall mean for each Fiscal Year, the excess of Gross Revenues over Operating Expenses for such Fiscal Year.

         "OPERATING LOSS" shall mean for each Fiscal Year, a negative Operating Profit; that is, an excess of Operating Expenses over Gross Revenues.

         "OPERATOR" shall have the meaning set forth in the Preamble.

         "OWNER" shall have the meaning set forth in the Preamble.

         "OWNER DEDUCTION(S)" shall mean amounts paid by Owner with respect to:
(i) reasonable third party out-of-pocket costs of any negotiations or Litigation with respect to any contest of Impositions, (ii) fees and expenses of technical consultants and operational experts which are retained by Owner, with the approval of Operator, to give advice with respect to the operation of the Retirement Community, and (iii) any other amount which under this Agreement constitutes an Owner Deduction. The amount of any Owner Deductions paid by Owner shall be reimbursed to Owner (as an Operating Expense) in the Fiscal Year in which they were paid.

         "OWNER'S INITIAL COST" shall have the meaning set forth in Exhibit D.

         "OWNER'S INVESTMENT" shall mean the sum total, as of any given point in time during the Term, of: (i) the Owner's Initial Cost; plus (ii) any Additional Invested Capital expended by Owner; provided that each expenditure of Additional Invested Capital shall be added to the Owner's Investment (with respect to the Fiscal Year or Fiscal Years during which such expenditure(s) occurred) on a pro rata basis, beginning with the first full Accounting Period after such expenditures occurred, and thereafter over the remainder of the then current Fiscal Year.

         "OWNER'S PREFERRED RETURN" shall mean ten and three-quarters percent (10.75%) through Fiscal Year 1999, eleven percent (11%) for Fiscal Years 2000 through 2003, and eleven and one-half percent (11.5%) thereafter for the remainder of the Term.

         "OWNER'S PRIORITY" shall mean, with respect to any Fiscal Year (or partial Fiscal Year), an amount sufficient to provide to Owner, a simple, non-compounded, non-cumulative return for such Fiscal Year (or partial Fiscal
Year) on Owner's Investment during such Fiscal Year (or partial Fiscal Year) at an annual rate equal to Owner's Preferred Return for such Fiscal Year (or partial Fiscal Year). In the event that the amount of Owner's Investment varies during such Fiscal Year (or partial Fiscal Year), Owner's Investment for such Fiscal Year (or partial Fiscal Year) shall be based upon the weighted daily average of Owner's Investment during such Fiscal Year (or partial Fiscal Year).

         "PRIME RATE" means the "prime rate" as published in the "Money Rates" section of THE WALL STREET JOURNAL; however, if such rate is, at any time during the Term, no longer so published, the term "Prime Rate" means the average of the prime interest rates which are announced, from time to time, by the three (3) largest banks (by assets) headquartered in the United States which publish a "prime rate."

         "PROJECT" means the Retirement Community.

         "PROPRIETARY MARKS" means all trademarks, trade names, symbols, logos, slogans, designs, insignia, emblems, devices, service marks and distinctive designs of buildings and signs, or combinations thereof, which are used to identify retirement communities in the Marriott Retirement Community System or of any other Operator under this Agreement. The term "Proprietary Marks" shall also include all trade names, trademarks, symbols, logos, designs, etc., which are used in connection with the operation of the Retirement Community during the Term. The term "Proprietary Marks" shall include all present and future Proprietary Marks, whether they are now or hereafter owned by Operator or any of its Affiliates, and whether or not they are registered under the laws of the United States or any other country. The names "Marriott", "Forum" and "Marriott Retirement Community", and any of the foregoing used in conjunction with other words or names, are examples of Proprietary Marks.

         "PROSPECTUS" shall have the meaning set forth in Section 19.13.

         "QUALIFIED LENDER" shall mean any Holder, from time to time, of any Qualified Loan with respect to which Operator has received a written notice (pursuant to Section 19.08 of this Agreement) stating: (i) the name and address of such Holder; and (ii) that such Holder is a "Qualified Lender" pursuant to the terms of this Agreement.

         "QUALIFIED LOAN" shall mean any Secured Loan in which the initial principal amount, as of the date such Secured Loan is incurred, when added to the current principal balance of all existing Secured Loans as of that date, is less than or equal to the greater of the following:

         (i) seventy-five percent (75%) of Owner's Investment, or eighty-five percent (85%) in the case of a mortgage issued or insured by an agency of the United States Government, or Fannie Mae or Freddie Mac or lending institutions established by the federal government; or

         (ii) the result obtained by (a) dividing the Operating Profit for the thirteen (13) most recent full Accounting Periods by the Coverage Ratio; then, (b) multiplying the result of clause (a) by the Capitalization Multiple; or

         (iii) the existing balance of any Secured Loans encumbering the Retirement Community immediately prior to the date of the incurrence of such Qualified Loan, plus the existing balance of any expansion payment debt arising under either the Stock Purchase Agreement or the Expansion Agreement plus commercially reasonable Transaction Costs associated with such refinancing up to an amount equal to four percent (4%) of the principal amount of such Qualified Loan.

         In addition, regardless of whether or not the above test set forth in clauses (i), (ii) and (iii) is satisfied, (a) the existing (as of the Effective
Date) balance of any Secured Loan which is secured by a Mortgage shall be deemed to be a "Qualified Loan"; and (b) any Secured Loan which is secured by a Mortgage and with respect to which Operator, in it sole discretion, shall have given its written approval shall be deemed to be a "Qualified Loan" (provided that an approval by Operator that a given Secured Loan shall be deemed to be a Qualified Loan hereunder shall only apply to the specific retirement communities which are described in such approval, and shall not be deemed to be an approval with respect to other retirement communities, regardless of whether such Secured Loan by its terms permits the substitution or addition of such other retirement communities as security for such Secured Loan).

         "REIT TRANSACTION" shall have the meaning set forth in Section 6.10.

         "REQUIRED CAPITAL EXPENDITURES" shall have the meaning set forth in
Section 8.03A.

         "RETIREMENT COMMUNITY" means the retirement community which Owner owns at the location specified in the Recitals; the term "Retirement Community" shall include the Land, the improvements now or hereafter situated on the Land, and all FF&E, Fixed Asset Supplies and Inventories installed therein.

         "RETIREMENT COMMUNITY RETENTION" shall have the meaning set forth in
Section 12.03F hereof.

         "ROI CAPITAL EXPENDITURES" shall mean such Capital Expenditures as are required, in Operator's reasonable judgment, to keep the Retirement Community in a competitive, efficient and economical operating condition (which Operator shall substantiate by demonstrating a reasonable return on the proposed investment to be made by Owner), in accordance with the Marriott Standards; provided that the term "ROI Capital Expenditures" shall in no event include expenditures which are within the definition of Required Capital Expenditures.

         "SALE OF THE RETIREMENT COMMUNITY" means any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, of Owner's title (or any part thereof) to the Retirement Community or the Land (either fee or leasehold title, as the case may be). For purposes of this Agreement, a Sale of the Retirement Community shall also include: (i) a lease (or sublease) of the entire Retirement Community or Land; and (ii) any sale, assignment, transfer, or other disposition, for value or otherwise, voluntary or involuntary, in a single transaction or a series of related transactions, of the controlling interest in Owner. If Owner is a corporation, the phrase "controlling interest" means the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of Owner (through ownership of such shares or by contract). If Owner is not a corporation, the phrase "controlling interest" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of Owner. For purposes of this Agreement, a Sale of the Retirement Community shall exclude: (i) any condemnation, expropriation of, or injurious happening to the Retirement Community or any part thereof or interest therein;
(ii) the recovery by Owner of damage awards or insurance proceeds in connection with any casualty or title insurance claim, (iii) any Foreclosure, (iv) any Title Encumbrance, (v) any sale, assignment, transfer or other disposition by Owner of title (fee, leasehold or otherwise) to the Retirement Community to an Affiliate of Owner, and (vi) any transfer of a controlling interest in Owner to an Affiliate of Owner.

         "SALE/LEASEBACK TRANSACTION" shall have the meaning set forth in
Section 6.09 below.

         "SECURED LOAN" means and includes: (i) any indebtedness of Owner secured by a Mortgage encumbering the Retirement Community or all or any part of Owner's interest therein; and (ii) all amendments, modifications, supplements and extensions of such indebtedness. The total balance of all Secured Loans as of June 21, 1997, shall have the meaning set forth in Exhibit D.

         "SECURED LOAN ACCELERATION" shall mean the acceleration of the indebtedness incurred pursuant to any Secured Loan, as a result of a default under the terms and conditions of such Secured Loan.

         "SETTLEMENT THRESHOLD AMOUNT" shall mean the greater of (i) One Hundred Thousand Dollars ($100,000.00) (as adjusted by the CPI); or (ii) a dollar amount (to be re-determined whenever reasonably necessary) equal to the highest amount paid in a representative sampling of Employee Claims which have been settled within the preceding twelve (12) months, where each of such settlements can be reasonably characterized as being (i) within the normal course of business at the Retirement Community, and (ii) within the range of similar settlements at other retirement communities comparable to the Retirement Community. Any dispute between the parties as to the appropriate amount under clause (ii) of the preceding sentence shall be submitted to arbitration under Section 19.11.

         "SHORTFALL PAYMENT" shall have the meaning set forth in Section 4.03B.

         "SIMILAR PROPERTY" means a full-service, retirement community offering the continuum of care, that is, independent living (predominantly) accommodations, assisted living accommodations, licensed nursing accommodations and associated community, recreational and health care services.

         "SOFT GOODS" means all fabric, textile and flexible plastic products (not including items which are classified as "Fixed Asset Supplies" under the Uniform System of Accounts) which are used in furnishing the Retirement Community, including, without limitation: carpeting, drapes, bedspreads, wall and floor coverings, mats, shower curtains and similar items.

         "SOFTWARE" means all computer software and accompanying documentation (including all future upgrades, enhancements, additions, substitutions and modifications thereof), other than computer software which is commercially available, which are used by Operator in connection with its operations at the Retirement Community.

         "STOCK PURCHASE AGREEMENT" means that certain Stock Purchase Agreement of even date herewith between Host Marriott Corporation and Marriott Senior Living Services, Inc.

         "SUBSEQUENT OWNER" mean any individual or entity which acquires title to a possession of the Retirement Community at or through a Foreclosure.

         "TERM" means the Initial Term plus any Extended Term.

         "TERMINATION" means the expiration or sooner cessation of this Agreement.

         "THRESHOLD AMOUNT" shall have the meaning set forth in Section 4.03A1.

         "TITLE ENCUMBRANCE" means any covenant, easement, condition, restriction or agreement affecting title to the Retirement Community and recorded among the land records of the jurisdiction in which the Retirement Community is situated, but not including any Mortgage.

         "UNIFORM SYSTEM OF ACCOUNTS" shall mean the Uniform System of Accounts for Hotels, Eighth Revised Edition, 1986, as published by the Hotel Association of New York City, Inc.

         "WORKING CAPITAL" means assets which are reasonably necessary and used for the day-to-day operation of the Retirement Community's business, including, without limitation, amounts sufficient for the maintenance of change and petty cash funds, amounts deposited in operating bank accounts, receivables, prepaid expenses, and funds required to maintain

Inventories and pay all Operating Expenses as they become due, less accounts payable and accrued current liabilities.

                                   ARTICLE 2
                             APPOINTMENT OF OPERATOR

SECTION 2.01 APPOINTMENT; EXCLUSIVE LICENSE

         Owner hereby authorizes and engages Operator to act as the exclusive operator and manager of the Retirement Community during the Term, with an exclusive license to operate its retirement community business within the Retirement Community and with exclusive responsibility and complete and full control and discretion in the operation, direction, management and supervision of the Retirement Community, subject only to the limitations expressed herein, all in accordance with Marriott Standards. Operator accepts said appointment and agrees to operate and manage the Retirement Community during the Term of this Agreement in accordance with the terms and conditions set forth hereinafter. The performance of all activities by Operator hereunder shall be for the account of Owner.

SECTION 2.02 AUTHORITY OF OPERATOR; RIGHT OF POSSESSION

         A. Retirement Community operations shall be under the exclusive supervision and control of Operator which, except as otherwise specifically provided in this Agreement, shall be responsible for the proper and efficient operation of the Retirement Community. Subject to the terms of this Agreement, Operator shall have discretion and control, free from interference, interruption or disturbance from Owner or those claiming by, through or under Owner, in all matters relating to management and operation of the Retirement Community, including, without limitation, the following: fees and charges for providing accommodations, food services, health care services, and related services to residents and their guests; supervision of resident care; health care policies; credit policies; food and beverage services; employment policies; executing, modifying and terminating leases, licenses and concessions and agreements for commercial space within the Retirement Community and the provision of services to residents to the Retirement Community; receipt, holding and disbursement of funds; maintenance of bank accounts; procurement of inventories, supplies and services; promotion and publicity; and, generally, all activities necessary for operation of the Retirement Community.

         B. Operator shall have during the term of this Agreement the exclusive right of possession of the management office within the Retirement Community and those areas of the Retirement Community designed for exclusive possession by the operator of the Retirement Community.

SECTION 2.03 MANAGEMENT FUNCTIONS

         A. In accordance with Marriott Standards and the other requirements imposed by this Agreement, Operator shall, in connection with the Retirement Community, perform each of the following functions:

            1. Obtain and keep in full force and effect, either in its own name on behalf of Owner or in Owner's name, as may be required by the Legal Requirements, any and all

Licenses necessary for the operation of the Retirement Community, to the extent the same is within the control of Operator (or, if same is not within the control of Operator, Operator shall use all due diligence and reasonable efforts to obtain and keep same in full force and effect);

            2. Recruit, employ, supervise, direct and discharge all of the employees at the Retirement Community;

            3. Establish and revise, as necessary, resident care and health care policies and procedures and general administrative policies and procedures, including policies and procedures for the control of revenue and expenditures, for the purchasing of supplies and services, for the control of credit, and for the scheduling of maintenance, and verify that the foregoing policies and procedures are implemented in a sound manner in accordance with Marriott Standards;

            4. Plan, execute, and supervise repairs and maintenance at the Retirement Community;

            5. Procure such food stuffs, supplies, equipment, furniture and fixtures (including, FF&E, Fixed Asset Supplies and Inventories), and third-party services as are necessary to keep, operate and maintain the Retirement Community in accordance with Marriott Standards;

            6. Maintain the operating accounts and pay all Operating Expenses to the extent funds are available;

            7. Prepare and deliver the statements, projections and reports as are specified herein;

            8. Establish prices, rates and charges for services provided at the Retirement Community;

            9. Negotiate, enter into, and administer licenses, concession agreements and/or agreements with third-party providers of services to residents at the Retirement Community;

            10. Provide the Central Administrative Services;

            11. Provide, or cause to be provided, risk management services relating to the types of insurance required to be obtained or provided by Operator under this Agreement, provided that the costs and expenses of providing such services are to be paid as described in Section 12.04;

            12. Reasonably cooperate with Owner concerning disputes with any Holder, contests of Impositions and Legal Requirements, adjustments of insurance claims and condemnation awards, and any other Litigation arising in connection with the Retirement Community;

            13. Reasonably cooperate (provided that Operator shall not be obligated to enter into any amendments of this Agreement (except as set forth in Article 6)) with Owner in any attempt(s) by Owner to effectuate a Sale of the Retirement Community, either directly or through transfers or sales of ownership interests in Owner (provided that nothing herein shall affect the provisions of Section 6.05), or to obtain any Secured Loan or other financing, or to purchase the interests of any equity holders in Owner or the fee interest in the Retirement Community. Such cooperation shall include, without limitation: (i) answering any reasonable questions by prospective purchasers, Holders and lenders; (ii) preparing lists and schedules of leases, concessions, Fixed Asset Supplies, Inventories, and similar items; and (iii) making such certifications and representations to Owner, to such purchasers, to such Holders and lenders, regarding the Retirement Community and the operation thereof, as Owner may reasonably request (taking into account the extent of Operator's control and responsibility provided for hereunder). Owner shall promptly reimburse Operator, from its own funds and not as an Operating Expense, for the reasonable costs and expenses incurred by Operator in connection with any actions necessary to comply with the requirements of this Section, provided that such actions are not otherwise required under other provisions of this Agreement.

            14. Arrange for and supervise public relations and advertising, and prepare and implement annual marketing plans;

            15. Endeavor to manage the timing of expenditures to replenish Inventories, Fixed Asset Supplies, payments on accounts payable and collections of accounts receivable, so as to avoid or minimize any cash deficits with respect to Retirement Community operations, which deficits would otherwise require additional funding of Working Capital by Owner;

            16. Maintain the Retirement Community in good repair and condition;

            17. See to the performance of all covenants, duties and obligations of Owner and Operator pursuant to all agreements with residents;

            18. Negotiate, execute, administer, renew and/or cancel agreements with residents of the Retirement Community (either in its name or, as agent for Owner, in Owner's name, as the case may be, in order to comply with Legal Requirements and the applicable Licenses) for the services to be rendered to such residents at the Retirement Community;

            19. Subject to Owner's prior approval, institute and prosecute such legal actions against third parties, and settle compromise and/or release such actions, as necessary and prudent for the successful operation of the Retirement Community;

            20. Exercise its reasonable best efforts to give Owner as early notice as is practicable of all extraordinary developments with respect to the operation of the Retirement Community, including, but not limited to, Operator's forecast of the need for any additional Working Capital or other cash requirements;

            21. Comply with all provisions in any Existing Mortgage which are by their terms applicable to the operation of the Retirement Community, provided that with respect to any Mortgage, the provisions in question do not amend or affect the Operator's rights or obligations under this Agreement;

            22. Comply with all Legal Requirements to the extent the same is within the control of Operator (or, if same is not within the control of Operator, Operator shall use all due diligence and reasonable efforts to so comply), subject to Sections 2.03B and 11.02B; and

            23. Promptly notify Owner of receipt by Operator of any notice of a violation of any Legal Requirements, and formulate and implement an appropriate plan of correction.

         B. The parties understand that certain deficiencies or situations of non-compliance with various Legal Requirements (such as building codes, OSHA, ADA, health care regulations and the like) are likely to occur from time to time in the normal course of business operations. Such occurrences will not otherwise constitute a Default by Operator hereunder, if same resulted from Owner's action or inaction either in breach hereunder or of any applicable Legal Requirement, or so long as all of the following conditions are satisfied: (i) they are not materially beyond the general experience of similar retirement community operations in the quality tier of retirement communities (but if the quality tier then does not include twenty (20) or more communities, then the comparison shall be against all similar retirement community operations) in the state in which the Retirement Community is located, in terms of scope, seriousness, or frequency, (ii) Operator takes all reasonable actions in a timely manner to cure such deficiencies or situations of non-compliance, and (iii) they do not cause the revocation, termination or suspension of any material License. The costs of curing such deficiencies or circumstances of non-compliance shall constitute Operating Expenses unless incurred by reason of Operator's willful failure, gross negligence, or Default hereunder, in which event such costs shall be borne by Operator and Operator shall indemnify and hold harmless Owner in respect of any such costs (including any penalties and fines for non-compliance). If Operator or Owner shall receive written notice from any governmental authority that such authority intends, or may exercise its right, to revoke, terminate or suspend any material License unless such deficiencies or circumstances are corrected, then during the thirty (30) Day period prior to the earliest possible effective date for such revocation, termination, or suspension, Owner shall have the right to enter onto the Community and to take such action as may be reasonably necessary to remedy or correct such deficiencies or circumstances, and the costs thereof shall constitute Operating Expenses.

SECTION 2.04 LIMITATIONS ON AUTHORITY OF OPERATOR

         Notwithstanding anything contained in this Agreement to the contrary (unless otherwise stated in this Section 2.04), and in addition to the various other provisions of this Agreement which prohibit Operator from taking certain actions or which allow certain actions only if Owner's consent thereto has been obtained, Operator shall not, without the prior written approval of Owner, which approval Owner may withhold in its sole discretion, perform any of the following actions on behalf of Owner:

            1. Acquire any land or interest therein;

            2. Acquire any capital assets or interest therein except: (i) items in the approved Building Estimate; and (ii) FF&E, Fixed Asset Supplies and Inventories (to the extent the same constitute capital assets) in the ordinary course of business as expressly provided for in this Agreement;

            3. Finance, refinance or mortgage any portion of the Retirement Community or the revenue due to Owner therefrom;

            4. Sell (other than dispositions of FF&E, Fixed Asset Supplies and Inventories in the ordinary course of business as expressly provided for in this Agreement), lease (other than as expressly provided for in this Agreement), or otherwise transfer, or pledge or place any lien or encumbrance on, any part of the Retirement Community;

            5. In the event of a total or partial condemnation, consent to any award or participate in any condemnation proceeding, except as expressly provided for in this Agreement;

            6. Enter into, modify or terminate any lease, concession or license or other agreement, otherwise permitted under Section 2.02 if (i) a non-Retirement Community related use is involved, (ii) the term of the proposed agreement will exceed the lesser of five (5) years or the remaining Term, or
(iii) the proposed agreement involves the exclusive use of more than fifteen hundred (1,500) square feet within the Retirement Community. For this purpose, a "non-Retirement Community use" shall mean any use which is not ultimately for the primary benefit of residents of the Retirement Community;

            7. Adjust any claim or settle any Litigation which: (i) is not covered by any of the insurance policies described in Article 12 and is not an Employee Claim, and which would result in an Operating Expense or payment in excess of Twenty Five Thousand Dollars ($25,000.00) in any Fiscal Year, or One Hundred Thousand Dollars ($100,000.00) in any Fiscal Year in the aggregate for all such claims, both as adjusted by the CPI; or (ii) would impose on Owner any material liability or obligation other than the payment of money, or would require Owner to make any material admission; or

            8. Adjust any claim, under the applicable property insurance policies, regarding injury or damage to the Retirement Community or its contents, where the estimated cost of restoration is in excess of One Hundred Thousand Dollars ($100,000.00), as adjusted by the CPI.

SECTION 2.05 TITLE ENCUMBRANCES

         A. As of the Effective Date, a title report of the Retirement Community has shown that there are no Title Encumbrances other than those identified in Exhibit B attached hereto ("Existing Title Encumbrances"). Operator hereby gives its consent to all Existing Title Encumbrances. All costs, expenses and charges which are imposed on the Retirement Community under the Existing Title Encumbrances shall be paid from Gross Revenues as Operating Expenses.

         B. Title Encumbrances which are entered into, or become encumbrances on the Retirement Community and/or the Land, after the Effective Date shall be referred to in this Agreement as "Future Title Encumbrances." Owner agrees that it will give Operator written notice of its intention to execute any Future Title Encumbrances, such notice to be reasonably in advance of the execution thereof. Owner covenants that, during the Term of this Agreement, there will not be (unless Operator has given its prior written consent thereto) any Future Title Encumbrances affecting the Land or the Retirement Community unless Operator consents thereto, which consent shall not be unreasonably withheld by Operator, and which consent shall not be required, if such Future Title Encumbrance (i) would not impose any material financial obligations on the Retirement Community; (ii) would not prohibit or limit Operator from operating the Retirement Community, including dining and other facilities customarily a part of or related to a similar retirement community, in accordance with the Marriott Standards; and
(iii) would not allow Retirement Community facilities (for example, parking spaces) to be used by persons other than residents, invitees or employees of the Retirement Community.

         C. All financial obligations imposed on Owner or on Operator or on the Retirement Community pursuant to any Future Title Encumbrances shall be paid by Owner from its own funds, and not from Gross Revenues or from the FF&E Reserve, unless Operator has given its prior written consent to such Future Title Encumbrance, or unless such consent of Operator is not required under Section 2.05B.

SECTION 2.06 LICENSES AND PERMITS

         Owner agrees upon request by Operator to sign promptly and without charge applications for Licenses, permits or other instruments necessary for operation of the Retirement Community and to provide such information and perform such acts relative to the ownership of the Retirement Community as are required by law, regulation or governmental practice in order for Operator to obtain and/or maintain any License, permit, instrument, certificate, certification or approval with respect to the proper operation of the Retirement Community. Costs incurred by Owner in complying with this Section 2.06 shall constitute an Owner's Deduction.

SECTION 2.07 CREDIT

         In no event shall either party borrow money in the name of, or pledge the credit of, the other.

SECTION 2.08 REPRESENTATIONS AND WARRANTIES OF OWNER

         A. Owner represents and warrants to Operator as follows:

            1. Owner is in good standing under the laws of the state in which it is organized, and has full power and authority to own its properties, is duly qualified or licensed to do business as a foreign corporation in the jurisdiction in which the Retirement Community is located, and has obtained or will exercise reasonable efforts to obtain and maintain all material Licenses to own the Retirement Community as it is operated on the Effective Date in accordance with the terms of this Agreement.

            2. Owner has full power and authority to enter into this Agreement and to carry out its obligations set forth herein. Owner has taken all action required by law, its organizational documents, or otherwise to be taken to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is a valid and binding agreement of Owner enforceable in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor's rights, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 2.09 REPRESENTATIONS AND WARRANTIES OF OPERATOR

         A. Operator represents and warrants to Owner as follows:

            1. Operator is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full cooperate power and authority to own its properties, is duly qualified or licensed to do business as a foreign corporation in the jurisdiction in which the Retirement Community is located, and has obtained all material Licenses to manage or operate the Retirement Community as it is operated on the Effective Date in accordance with the terms of this Agreement.

            2. Operator has full power and authority to enter into this Agreement and to carry out its obligations to set forth herein. Operator has taken all action required by law, its Articles of Incorporation, its Bylaws, or otherwise to be taken to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is a valid and binding agreement of Operator enforceable in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor's rights, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.


                                   ARTICLE 3
                        OWNERSHIP OF RETIREMENT COMMUNITY

SECTION 3.01 OWNERSHIP OF RETIREMENT COMMUNITY

         A. Owner hereby covenants that throughout the Term of this Agreement, it will use commercially reasonable efforts to have, keep and maintain good and marketable fee title to the Retirement Community, free and clear of any and all liens, encumbrances or other charges, except for the following:

            1. Mortgages which are given to secure any one or more Secured Loans provided that Owner has complied with the provisions of Article 6;

            2. Liens for Impositions or other public charges not yet due or which are being contested in good faith; and

            3. Existing Title Encumbrances and Future Title Encumbrances permitted pursuant to Section 2.05 of this Agreement.

         B. Owner shall pay and discharge, at or prior to the due date, any and all installments of principal and interest due and payable upon any Secured Loan encumbering the Retirement Community. Operator shall have no liability for the payment of any debt service or other costs or payments of whatever nature due with respect to any Secured Loans or the Retirement Community and any such liability shall be solely that of Owner.

                                   ARTICLE 4
                                      TERM

SECTION 4.01 TERM

         The "Term" shall consist of an "Initial Term" and the "Extended Term". The "Initial Term" shall begin on the Effective Date, and, unless sooner terminated, shall continue until the expiration of the thirtieth (30th) Agreement Year. The Term shall thereafter be extended by Operator, at its option (on the same terms and conditions contained herein) for one additional period of five (5) Agreement Years ("Extended Term"), provided that (i) such extension option, if exercised, shall be void and of no effect unless, for the last three
(3) Agreement Years of the Initial Term, Owner received an average annual return on the actual level of Owner's Investment (adjusted for seventy-five percent (75%) of CPI), of at least eleven and one-half percent (11.5%), and (ii) as of the date of Operator's notice of exercise, and as of the last day of the Initial Term, there are no outstanding Events of Default by Operator. If Operator elects to exercise this option to extend, it shall give written notice to that effect to Owner, pursuant to Section 19.08, not more than twenty-four (24) months and not less than twelve (12) months prior to the expiration of the Initial Term.

SECTION 4.02 ACTIONS TO BE TAKEN UPON TERMINATION

         Upon any Termination of this Agreement, the following shall be applicable:

         A. Operator shall, within sixty (60) Days after Termination of this Agreement, prepare and deliver to Owner a final accounting statement with respect to the Retirement Community, which, to the extent appropriate, satisfies the requirements of an Annual Financial Report, along with a statement of any sums due from one party to the other pursuant hereto, dated as of the date of Termination. Within thirty (30) Days after the receipt by Owner of such final accounting statement, the parties will make whatever cash adjustments are necessary pursuant to such final statement. The cost of preparing such final accounting statement shall be an Operating Expense, unless the Termination occurs as a result of a default by either party, in which case the defaulting party shall pay such cost. Operator and Owner acknowledge that there may be certain adjustments for which the information is not available at the time of the final accounting and the parties agree to readjust such amounts and make the necessary cash adjustments when such information becomes available; provided, however, that (unless and except for ongoing disputes of which each party has received notice or refunds or underpayments of Impositions) all accounts shall be deemed final one hundred and eighty (180) Days after Termination;

         B. As of the date of the final accounting referred to in Section 4.02A, Operator shall release and transfer to Owner (or to any purchaser as may be provided herein) any funds then remaining in the FF&E Reserve and any other of Owner's funds which are held or controlled by Operator with respect to the Retirement Community with the exception of funds to be held in escrow pursuant to Sections 12.04 and 14.01G and otherwise in accordance herewith;

         C. Operator shall make available to Owner such books and records respecting the Retirement Community (including those from prior years, subject to Operator's reasonable records retention policies) as will be needed by Owner to prepare the accounting statements, in accordance with GAAP consistently applied, for the Retirement Community for the year in which the Termination occurs and for any subsequent year. If such books and records are contained in Software, Operator shall provide suitable hard-copy of said information to Owner, but shall not be required to turn over said Software to Owner. Such books and records shall not include: (i) employee records which must remain confidential either under applicable law or under reasonable system-wide corporate policies of Operator; or (ii) any Intellectual Property;

         D. Operator shall (to the extent permitted by law) assign to Owner or to the new operator all operating licenses and permits for the Retirement Community which have been issued in Operator's name; provided that if Operator has expended any of its own funds in the acquisition of any of such licenses or permits, Owner shall reimburse Operator therefor if it has not done so already;

         E. Upon Termination, Owner shall adopt a new name for the Property that does not include the "Forum" mark or a confusingly similar term and shall take steps to change the name of the property to the new name and to eliminate all use of the "Forum" mark in connection with the Property including but not limited to: acquisition of any required name changes or governmental approvals; replacement of all signage, collateral, fixtures, furnishing, equipment, advertising materials, stationery, supplies, forms or other articles that display the "Forum" mark; and notification of any telephone, facsimile or other business directory (including any Internet site or register). Owner shall have a phase-out period of two (2) years from the date of termination or expiration of this Operating Agreement to complete its transition to the new property name. During the two (2) year phase-out period, Owner shall pursue in good faith the gradual discontinuance of the "Forum" mark and may exhaust any inventory of items existing as of the date of termination or expiration of this Operating Agreement which contain or display the "Forum" mark, but Owner may not order or develop any additional material which contain or display the "Forum" mark during the phase-out period, or at any time after the termination or expiration of this Operating Agreement. Upon expiration of the phase-out period, Owner shall make no further use whatsoever of the "Forum" mark, including distribution or display of any materials bearing the "Forum" mark;

         F. Operator shall cooperate with Owner in effecting a smooth transition of operations at the Retirement Community to Owner or Owner's designee; and

         G. The provisions of this Section 4.02 shall survive any Termination.

SECTION 4.03 PERFORMANCE TERMINATION

         A. Subject to the provisions of Section 4.03 B below, Owner shall have the option to terminate this Agreement if:

            1. With respect to each of any two (2) consecutive Fiscal Years during the Term commencing with Fiscal Year 2004, Operating Profit is less than eight percent (8%) of the Owner's Investment (the "Threshold Amount"); and

            2. The fact that the Retirement Community is not meeting the test set forth in Section 4.03A1 is not the result of either: (i) a Force Majeure; or
(ii) any major renovation of the Retirement Community.

         B. Such option to terminate shall be exercised by serving written notice thereof on Operator no later than sixty (60) Days after the receipt by Owner of the Annual Financial Report for the second (2nd) of the two (2) Fiscal Years referred to in Section 4.03A1. If Operator does not elect to avoid such Termination pursuant to Section 4.03B below, this Agreement shall terminate as of the end of the fourth (4th) full Accounting Period following the date on which Operator receives Owner's written notice of its intent to terminate this Agreement; provided that such period of time shall be extended as required by applicable Legal Requirements pertaining to the termination of the employment of the employees at the Retirement Community. Owner's failure to exercise its right to terminate this Agreement pursuant to Section 4.03A with respect to any given Fiscal Year shall not be deemed an estoppel or waiver of Owner's right to terminate this Agreement with respect to subsequent Fiscal Years to which this
Section 4.03A may apply.

            1. Upon receipt of a written notice of Termination sent by Owner to Operator pursuant to Section 4.03B, Operator shall have the option, to be exercised by written notice (the "Cure Notice") to Owner within sixty (60) Days after receipt of said Termination notice from Owner, to avoid such Termination by electing either (i) to pay to Owner an amount equal to the difference between the Threshold Amount for the two consecutive Fiscal Years that gave rise to the Cure Notice and the Operating Profit for the same two consecutive Fiscal Years (the "Shortfall Payment"), or (ii) to reduce the Base Fee payable to Operator pursuant to Section 5.01B during the two (2) full Fiscal Years immediately following the two (2) Fiscal Years referred to in Section 4.03A1 from five percent (5%) of Gross Revenues to two percent (2%) of Gross Revenues. In the event Operator elects to avoid such Termination by sending to Owner a Cure Notice, the two consecutive Fiscal Years referred to in Section 4.03A1 with respect to which such election was made shall thereafter not be treated, for purposes of subsequent elections by Owner pursuant to Section 4.03A, as Fiscal Years in which the circumstances described in Section 4.03A1 have occurred. If Operator exercises such option to send to Owner a Cure Notice, then any Owner's election to terminate this Agreement under Section 4.03 shall be canceled and of no force or effect and this Agreement shall not terminate. The preceding sentence, however, shall not affect the right of Owner, as to each subsequent Fiscal Year to which Section 4.03A applies, to again elect to terminate this Agreement, pursuant to the provisions of Section 4.03A.

            2. Upon receipt of a second written notice of Termination sent by Owner to Operator pursuant to Section 4.03B, Operator shall have the option, to be exercised by written notice (the "Second Cure Notice") to Owner within sixty
(60) Days after receipt of such Termination notice from Owner, to avoid such Termination by electing to reduce the Base Fee payable to Operator pursuant to
Section 5.01B during the two (2) full Fiscal Years immediately following the two
(2) Fiscal Years referred to in Section 4.03A1 from five percent (5%) of Gross Revenues to two percent (2%) of Gross Revenues. In the event Operator elects to avoid such Termination by sending to Owner a Second Cure Notice, the two consecutive Fiscal Years referred to in Section 4.03A1 with respect to which such election was made shall thereafter not be treated, for purposes of subsequent elections by Owner pursuant to Section 4.03A, as Fiscal Years in which the circumstances described in Section 4.03A1 have occurred. If Operator exercises such option to send Owner a Second Cure Notice, then any Owner's election to terminate this Agreement under Section 4.03 shall be canceled and of no force or effect and this Agreement shall not terminate. The preceding sentence, however, shall not affect the right of Owner, as to each subsequent Fiscal Year to which Section 4.03A applies to again elect to terminate this Agreement, pursuant to the provisions of Section 4.03A.

            3. In the event that for any Fiscal Year Operator reduces the Base Fee pursuant to Section 4.03B1 or 2, then in calculating Operating Expenses for such Fiscal Year for purposes of determining the Incentive Fee and other compensation to Operator, such reduction shall not be taken into account and the Base Fee shall be deemed to be five percent (5%) of Gross Revenues.

            4. Upon receipt of a third written notice of Termination sent by Owner to Operator pursuant to Section 4.03A, then notwithstanding the provisions of Section 4.03B1 and 2, Operator shall have no options to prevent such Termination as set forth in such Sections.

            5. If Operator does not exercise (or is unable to exercise) its option to send a Cure Notice or a Second Cure Notice, then this Agreement shall be terminated as of the date set forth in Section 4.03B. Notwithstanding the foregoing, the provisions of Section 4.03B1 and 4.03B2 shall cease to apply and Operator shall not have the right to deliver any further Cure Notices after such time that Operator has delivered a Cure Notice on two (2) separate occasions.

SECTION 4.04 OWNER'S TERMINATION OPTION

         Owner shall have the option to terminate this Operating Agreement prior to the expiration of the Term otherwise specified in Section 4.01, (i) by giving Operator at least one hundred twenty (120) Days prior notice, and (ii) by, and upon, the payment to Operator of the termination fee (the "Termination Fee") herein specified. The Termination Fee shall be determined by (i) taking the average, annual, total of the Central Administrative Services Fee, the Base Fee, and the Incentive Fee paid to Operator for the immediately preceding three (3) Fiscal Years, or if less than three (3) such Fiscal Years have been completed, the pro-forma fees set forth on Exhibit C shall be substituted for that portion of the three (3) year period for which actual figures are not available, (ii) increasing said dollar amount annually by the average increase in the CPI for the preceding three (3) years, for the "Canceled Term", and (iii) discounting the resulting annual amounts to their net present value using a discount rate equal to the then current U.S. Treasury rate for a period most comparable to the number of years remaining in the Canceled Term. For this purpose, the "Canceled Term" means the lesser of (i) the number of years remaining in the Initial Term, plus the Extended Term if Operator has exercised its extension right prior to the date of Owner's termination notice, or (ii) fifteen (15) years. Owner's right to terminate this Agreement as set forth in this Section 4.04 shall be in addition to, and not in lieu of, Owner's right to terminate this Agreement as set forth in any other provision of this Agreement, (ii) shall not be subject to the options of Operator set forth in Section 4.03B, and (iii) may be exercised by Owner irrespective of whether a Default or Event of Default exists on the part of Owner.

                                   ARTICLE 5
                            COMPENSATION OF OPERATOR

SECTION 5.01 BASE FEE, INCENTIVE FEE AND BONUS FEE

         A. In consideration of services to be performed hereunder, Operator shall receive during each Fiscal Year (or portion thereof) on a non-cumulative basis, a base fee (the "Base Fee") and an incentive fee (the "Incentive Fee") as provided below.

            1. The Base Fee shall be an amount equal to five percent (5%) of Gross Revenues, and shall constitute an Operating Expense.

            2. The Incentive Fee shall be an amount equal to twenty percent (20%) of Net Operating Profit for such Fiscal Year.

         B. As further consideration for the services to be performed hereunder, Operator shall receive for the Fiscal Year 1998, a bonus fee (the "Bonus Fee") to wit, if Operating Profit for the Fiscal Year 1998 exceeds $______________) (the "Bonus Threshold"), Operator shall receive a Bonus Fee, payable only from and to the extent of any excess of Operating Profit over the Bonus Threshold, equal to one percent (1%) of Gross Revenues.

                                   ARTICLE 6
                      FINANCING OF THE RETIREMENT COMMUNITY

SECTION 6.01 AMENDMENTS OF MANAGEMENT AGREEMENT

         A. If requested by any Qualified Lender or prospective Qualified Lender, Operator agrees to execute and deliver any amendment of this Agreement which is reasonably required by such Qualified Lender or prospective Qualified Lender, provided that Operator shall be under no obligation to amend this Agreement if the result of such amendment would be: (i) to reduce, defer or delay the amount of any payment to be made to Operator hereunder; (ii) to materially increase Operator's obligations under this Agreement; (iii) to change the Term of this Agreement; (iv) to cause the Retirement Community to be operated other than pursuant to the Marriott Standards; (v) to amend materially either Section 8.02 or Article 14; or (vi) to otherwise materially affect Operator's rights and/or obligations under this Agreement. Any such amendment shall take effect as of the funding of such Qualified Loan.

         B. In addition to the provisions of Section 6.01 A, if a Qualified Lender or prospective Qualified Lender requests that Operator enter into an amendment of this Agreement, and if such amendment would impose additional duties (for example, an increase in the reporting requirements or in the record-keeping requirements, or adding the obligation to prepare parallel accounting statements using a different fiscal year) on Operator or would otherwise adversely affect Operator's rights under this Agreement, but not to the degree described in clauses (i) through (vi) of Section 6.01A, Operator hereby agrees that it will execute and deliver such requested amendment of this Agreement, provided that Owner compensates Operator for the additional burden imposed by such amendment. It is understood that the word "burden", as used in the preceding sentence, shall encompass not only additional work to be performed by Operator, but also the adverse effect on the Incentive Management Fee which would be caused by requiring increased services by third parties. Any dispute as to whether Operator is entitled to any compensation pursuant to this Section 6.01B, or as to the amount of such compensation, shall be resolved by arbitration pursuant to Section 19.11.

         C. Proposed amendments to this Agreement which are requested by any Qualified Lender or prospective Qualified Lender, and which would affect the insurance provisions set forth in Article 12, shall be governed exclusively by
Article 12.

         D. Notwithstanding any other provision of this Agreement, Operator shall continue to provide the necessary information regarding the operation of the Retirement Community (in such form as may be required by any Qualified Loan existing as of the Effective Date) so that Owner may comply with all reporting, accounting and similar obligations imposed by any Qualified Loan existing as of the Effective Date, without any additional fee or compensation, and upon request from time-to-time shall provide such explanations and back-up as may be reasonably requested.

SECTION 6.02 NOTICE AND OPPORTUNITY TO CURE

         A. In the event of (i) a Default by Owner in the performance or observance of any of the terms and conditions of this Agreement, or (ii) any other occurrence which entitles Operator to terminate this Agreement, and in the event that Operator gives written notice thereof to Owner pursuant to Article 16 of this Agreement, Operator shall also give a duplicate copy (herein referred to as the "First Notice") of such notice to each Qualified Lender, at the address previously provided to Operator. Any such notice will be sent in the manner described in Section 19.09 hereof. In addition, in the event that such Default is not cured within the applicable cure period under Article 16 of this Agreement, and Operator intends to exercise its remedy of terminating this Agreement, Operator shall send a second notice (the "Second Notice") to each Qualified Lender, to the same address and in the same manner applicable to the First Notice, stating Operator's intention to terminate this Agreement. Operator shall forbear from taking any action to terminate this Agreement for a period of thirty (30) Days after the service of the First Notice, and for an additional period of thirty (30) Days after the service of the Second Notice (if such Second Notice is required, as set forth above).

         B. In the event of a Default by Owner under the provisions of this Agreement, Operator agrees to accept performance by any Qualified Lender with the same force and effect as if same were performed by Owner, in accordance with the provisions and within the cure periods prescribed in this Agreement (except that each Qualified Lender shall have such additional cure periods, not available to Owner, as are set forth in this Section 6.02).

         C. No notice given by Operator to Owner shall be effective as a notice under Article 16 of this Agreement unless the applicable duplicate notice to each Qualified Lender which is required under Section 6.02A (either the First Notice or the Second Notice, as the case may be) has been given. It is understood that any failure by Operator to give such a duplicate notice (either the First Notice or the Second Notice, as the case may be) to any Qualified Lender shall not itself be a Default by Operator under this Agreement, but rather shall operate only to void the effectiveness of any such notice by Operator to Owner under Article 16 of this Agreement.

         D. Except as specifically limited by this Section 6.02, nothing herein shall preclude Operator from exercising any of its rights or remedies against Owner with respect to any Default by Owner under this Agreement.

SECTION 6.03 ASSIGNMENT OF MANAGEMENT AGREEMENT

         Owner shall have the right to collaterally assign to any Qualified Lender, as additional security for the indebtedness evidenced by a Qualified Loan, all of Owner's right, title and interest in and to this Agreement, including the right to all distributions payable to Owner hereunder. If, pursuant to any such assignment (or subsequent loan documentation entered into between Owner and a Qualified Lender with a similar purpose), and provided that Operator has previously received a copy of such assignment and such subsequent documentation, Operator may receive (from time to time) a notice or notices from such Qualified Lender directing Operator to pay to such Qualified Lender subsequent distributions under Section 9.01C of this Agreement which would otherwise be payable to Owner, Operator shall comply with any such notice. Operator shall continue to make payments in compliance with any such notice from such Qualified Lender until Operator receives written instructions to the contrary from such Qualified Lender. Owner hereby gives its consent to any such payments by Operator to such Qualified Lender which are in compliance with any such notice. The foregoing consent by Owner shall be deemed to be irrevocable until the entire Qualified Loan has been discharged, as evidenced either by the recordation of a satisfaction or release executed by such Qualified Lender, or by the delivery of a written statement to that effect from such Qualified Lender to Operator. Operator shall comply with the direction set forth in any such notice without any necessity to investigate why such Qualified Lender sent such notice, or to confirm whether or not Owner is in fact in default under the terms of such Qualified Loan. If Operator receives such notices from more than one Qualified Lender, Operator shall (at its option) either (i) comply with the provisions of the notice sent by the Qualified Lender whose Qualified Loan has the senior lien priority, or (ii) institute Litigation for a declaratory judgment to determine to whom payments under this Agreement shall be made (in which case, the costs and expenses of such Litigation, including attorneys' fees, shall be Operating Expenses).

SECTION 6.04 SUBORDINATION OF MANAGEMENT AGREEMENT

         A. This Agreement, and Operator's right to continue to manage and operate the Retirement Community pursuant to this Agreement, are and shall be subject and subordinate to the lien of any Qualified Loan (i.e., upon a Foreclosure of any such Qualified Loan, such Qualified Lender, at its option, unless it has otherwise agreed to the contrary in a Non-Disturbance Agreement, shall have the right to terminate this Agreement). Notwithstanding the foregoing, during the Term of this Agreement, all debt service (including increased or accelerated payments after a default) payable with respect to any Qualified Loan shall be paid exclusively from Owner's portion of Operating Profit.

         B. Section 6.04A is intended to be, and is, fully effective and binding, as between Operator and any such Qualified Lender; however, Operator agrees to execute such confirmatory documentation (in recordable form in the jurisdiction in which the Retirement Community is located) as such Qualified Lender shall reasonably request.

         C. Notwithstanding the possible termination of this Agreement which is set forth in the foregoing provisions of this Section 6.04, it is understood that, until such time as this Agreement is validly terminated either (i) pursuant to the applicable provision of this Agreement, or (ii) pursuant to a Foreclosure of a Qualified Loan (assuming that such termination does not breach any binding Non-Disturbance Agreement), the Holder of each Qualified Loan will not disturb any of the rights of Operator under this Agreement to operate the Retirement Community in accordance with this Agreement (including the right of Operator to collect all Gross Revenues and to make expenditures in accordance with this Agreement).

SECTION 6.05 NON-DISTURBANCE AGREEMENT

         A. Owner agrees that, in connection with the obtaining by Owner of any Secured Loan or Secured Loans, from time to time, Owner will use good faith reasonable efforts to obtain a Non-Disturbance Agreement from each Holder or Holders. The phrase "good faith reasonable efforts" shall be determined by reference to the following: (i) normal loan underwriting procedures and practices (including those practices relating to non-disturbance agreements) which are generally being implemented by entities which are making loans similar to such Secured Loan, as of that point in time; and (ii) the concessions which Operator is, as of that point in time, reasonably prepared to make in order to satisfy the objectives of lenders in connection with the lender-manager relationship after a Foreclosure. In no event, however, shall the failure of Owner to obtain such a Non-Disturbance Agreement affect or modify any of the responsibilities of Operator toward Qualified Lenders which are contained elsewhere in this Article 6.

         B. Notwithstanding Section 6.05 A, Owner agrees that, prior to or contemporaneously with obtaining any Qualified Loan, it will obtain from each prospective Holder or Holders thereof a Non-Disturbance Agreement pursuant to which Operator's rights under this Agreement will not be disturbed as a result of a loan default stemming from non-monetary factors which (i) relate to Owner and do not relate solely to the Retirement Community, and (ii) are not Defaults by Operator under Article 16 of this Agreement. Furthermore, such Non-Disturbance Agreement shall provide that in the event of a monetary default by Owner under a Secured Loan(s), prior to and as a condition of any resulting Foreclosure, the Holder(s) shall provide Operator with written notice of Owner's monetary default and, thereafter, afford Operator an opportunity to cure such monetary default within a reasonable time period, and the Holder(s) shall accept such performance by Operator in place of performance by Owner. If Owner desires to obtain a Qualified Loan, Operator, on written request from Owner, shall promptly identify those provisions in the proposed loan documents which fall within the categories described in clauses (i) and (ii) above, and Operator shall otherwise assist in expediting the preparation of an agreement between the prospective Holder(s) and Operator which will implement the provisions of this
Section 6.05B.

         C. In the event Operator elects to cure a monetary default by Owner under a Secured Loan(s), pursuant to the provisions of a Non-Disturbance Agreement (and otherwise pursuant to the provisions of subparagraph 6.05B above), all such payments made by Operator shall constitute a loan to Owner and shall accrue interest at a rate equal to the Prime Rate (compounded annually) and shall be repaid to Operator out of first available Operating Profit due Owner after deducting that portion of the Operating Profit necessary to pay then current Debt Service.

SECTION 6.06 ATTORNMENT

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

         A. Operator agrees that, subject to the provisions of Section 6.06B, upon a Foreclosure of any Qualified Loan, provided that this Agreement has not expired or otherwise been earlier terminated in accordance with its terms, Operator shall attorn to any Subsequent Owner and shall remain bound by all of the terms, covenants and conditions of this Agreement for the balance of the remaining Term (including any Renewal Terms) with the same force and effect as if such Subsequent Owner were the "Owner" under this Agreement; provided, however, that Operator shall be under no such obligation to so attorn, and, to the contrary, shall thereupon have the right to terminate this Agreement on thirty (30) Days' prior written notice to both Owner and such Subsequent Owner:
(i) if such Subsequent Owner would not qualify as a permitted transferee under
Section 18.01A of this Agreement; or (ii) unless such Subsequent Owner, within twenty (20) Days after the Foreclosure Date (or, in the event such Subsequent Owner acquires title to the Retirement Community after the Foreclosure Date, within twenty (20) Days after the date of such acquisition of title to the Retirement Community), assumes all of the obligations of the "Owner" under this Agreement which arise from and after the Foreclosure Date (or such later date of acquisition of title to the Retirement Community), pursuant to a written assumption agreement which shall be delivered to Operator. Upon the written request of any Qualified Lender, Operator shall periodically execute and deliver a statement, in a form reasonably satisfactory to such Qualified Lender, reaffirming Operator's obligation to attorn as set forth in this Section 6.06A.

         B. It is understood by the parties that, in view of the fact that a Qualified Lender will have the right to terminate this Agreement on a Foreclosure under the provisions of Section 6.04, Operator has an interest in being informed, within a reasonable period of time after a Secured Loan Acceleration, of whether or not such Qualified Lender intends to exercise such right of termination. Accordingly, if, by no later than that date (the "Post-Foreclosure Decision Date") which is ninety (90) Days after the date of any Secured Loan Acceleration, Operator has not received a Non-Disturbance Agreement executed by the Holder of such Secured Loan, Operator shall, as of the Post- Foreclosure Decision Date and thereafter, no longer be under any obligation to attorn (pursuant to the provisions of Section 6.06 A) with respect to any Foreclosure of that Secured Loan, and Operator shall have the option to terminate this Agreement, by written notice to both Owner and the Holder of each existing Qualified Loan, at any time within the sixty (60) Day period immediately following the Post-Foreclosure Decision Date.

SECTION 6.07 NO MODIFICATION OR TERMINATION OF AGREEMENT

         If the documents evidencing and securing a Qualified Loan require the consent of the Qualified Lender to any amendment or modification of this Agreement which materially affects such Qualified Lender, no such amendment or modification of this Agreement shall be binding or effective unless such Qualified Lender shall have consented in writing thereto.

SECTION 6.08 OWNER'S RIGHT TO FINANCE THE RETIREMENT COMMUNITY

         Owner shall have the right, from time to time, without Operator's prior consent or approval, to obtain Qualified Loans, and to encumber the Retirement Community with Mortgages securing such Qualified Loans. Owner shall not, without the prior consent of Operator, have the right to obtain Secured Loans which are not Qualified Loans.

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

SECTION 6.09 SALE/LEASEBACK TRANSACTIONS

         Any single transaction or related series of transactions in which (i) Owner's interest in the Retirement Community is sold or transferred by the then Owner ("Seller") to a buyer ("Buyer"), and (ii) the Buyer (as "landlord") leases the Retirement Community to the Seller (as "tenant"), is hereby defined as a "Sale/leaseback Transaction". With respect to each Sale/leaseback Transaction during the Term of this Agreement, the following provisions will apply: (a) the sale or transfer of the Retirement Community will be considered a Sale of the Retirement Community; however, the Seller (as tenant under the aforesaid lease), not the Buyer, shall thereafter be treated as the "Owner" for purposes of this Agreement; (b) the purchase price will not be a Secured Loan, but any mortgage financing placed (either at the time of the transaction or later) on the Buyer's interest in the Retirement Community will be treated as a Secured Loan, and the proceeds of each such Secured Loan will be aggregated with all outstanding Secured Loans, which encumber either the Buyer's interest in the Retirement Community or the Seller's leasehold interest in the Retirement Community, for purposes of determining whether a given Secured Loan qualifies as a Qualified Loan; (c) payments pursuant to such lease shall not be treated as Operating Expenses, except for Impositions and similar items which would have been treated as Operating Expenses in the absence of such Sale/leaseback Transaction; and (d) all subsequent sales, transfers or assignments of either Buyer's interest in the Retirement Community or Seller's interest in the Retirement Community will be treated as Sales of the Retirement Community. Owner will not enter into any Sale/leaseback Transaction unless Operator and the proposed Buyer have previously executed a mutually satisfactory attornment agreement pursuant to which, as of the date of the termination of Seller's leasehold interest, the provisions of this Agreement will (unless there has been an Event of Default or other event entitling either party to terminate this Agreement) be binding both on Operator and on Buyer (as the successor "Owner"); such attornment agreement will also contain an immediately-effective provision which will incorporate the terms of Section 6.06 of this Agreement, binding both on Operator and on Buyer.

SECTION 6.10 REIT TRANSACTIONS

         Any single transaction or related series of transactions pursuant to which (i) Owner by election, reorganization, merger, consolidation, stock transfer, transfer of title to the Retirement Community or otherwise) is or becomes a "Real Estate Investment Trust" or "Qualified REIT Subsidiary," or the partner in a partnership in which the general partner is a "Real Estate Investment Trust" or "Qualified REIT Subsidiary," as such terms are defined in the Internal Revenue Code of 1986 ("Code"), and (ii) in connection therewith, Owner, as landlord ("Landlord"), enters into a lease ("Operating Lease") of all or substantially all of the Retirement Community to an operating company ("Tenant"), and transfers to the Tenant certain non-real estate assets (such as FF&E) included within the Retirement Community, shall constitute a "REIT" Transaction." With respect to each REIT Transaction during the Term of this Agreement, the following provisions shall apply:

         A. The reorganization, merger, consolidation, stock transfer, or transfer of title to the Retirement Community shall, to the extent the same constitutes a Sale of the Retirement Community, be subject to all requirements of Article 18; however, from and after the

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

consummation of the REIT Transaction, the Tenant, not the Landlord, shall be treated as the "Owner" for purposes of this Agreement.

         B. Any consideration paid in connection with the REIT Transaction shall not constitute a Secured Loan, but any mortgage financing placed (either at the time of the REIT Transaction or later) on the Landlord's interest in the Retirement Community will be treated as a Secured Loan, and the proceeds of each such Secured Loan will be aggregated with all outstanding Secured Loans, which encumber either the Landlord's interest in the Retirement Community or the Tenant's leasehold interest in the Retirement Community, for the purposes of determining whether a given Secured Loan qualifies as a Qualified Loan.

         C. Payments pursuant to the Operating Lease shall not be treated as Operating Expenses, except for Impositions and similar items which would have been treated as Operating Expenses in the absence of such REIT Transaction.

         D. All subsequent sales, transfers or assignments of either the Landlord's interest in the Retirement Community of the Tenant's leasehold interest in the Retirement Community will be treated as a Sale of the Retirement Community, to the extent applicable.

         E. Owner will not enter into any REIT Transaction unless on or before consummation of the REIT Transaction, Operator and the proposed Landlord execute a mutually satisfactory attornment agreement pursuant to which, as of the date of termination of the Operating Lease, the provisions of this Agreement will (unless there has been an Event of Default or other event entitling either party to terminate this Agreement) be binding both on Operator and on Landlord (as the successor "Owner"); such attornment agreement will also contain an immediately effective provision which will incorporate the terms of the Section 6.06 of this Agreement, binding on both Operator and on Landlord.

         F. If requested by the Landlord or Tenant, Operator agrees to execute and deliver any amendment to this Agreement which is reasonably required for the REIT Transaction to comply with the requirements of the Code, provided that Operator shall be under no obligation to amend this Agreement if the result of such amendment would be: (i) to reduce, defer or delay the amount of any payment to be made to Operator hereunder; (ii) to materially increase Operator's obligations under this Agreement; (iii) to change the Term of this Agreement;
(iv) to cause the Retirement Community to be operated other than pursuant to the Marriott Standards; (v) to amend materially either Section 8.02 or Article 14; or (vi) to otherwise materially affect Operator's rights and/or obligations under this Agreement. Any such amendment shall take effect as of the consummation of the REIT Transaction.

SECTION 6.11 COVENANT TO PAY DEBT SERVICE

         Notwithstanding anything contained herein to the contrary, Owner covenants that during the Term of this Agreement, Owner shall first apply all Owner's Priority and Net Operating Profit to the payment of Debt Service.

                                   ARTICLE 7
                    WORKING CAPITAL AND FIXED ASSET SUPPLIES

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

SECTION 7.01 WORKING CAPITAL

         A. As of the Effective Date, Owner has provided the funds necessary to supply the Retirement Community with Working Capital in an amount mutually approved by Owner and Operator, and Owner shall from time to time thereafter promptly advance, upon request of Operator, any additional funds necessary to maintain Working Capital at levels generally consistent with the Marriott Standards, and as reasonably determined by Operator to be necessary to satisfy the needs of the Retirement Community as its operation may from time to time require, or that may be necessary, by reason of delays in collecting accounts receivable or otherwise, for the Retirement Community to have sufficient cash on hand to pay its accounts payable and meet its cash expenditures when the timing of collection of accounts receivable and other funds will be insufficient to meet the Retirement Community's cash requirements. Any such request by Operator shall be accompanied by a detailed explanation of the reasons for the request. If Owner fails to respond to any such request within sixty (60) Days after Owner's receipt thereof, Operator shall be entitled, at its option, without affecting other remedies which may be available pursuant to Article 16, to either: (i) deduct the necessary additional Working Capital from any funds that are then payable or may thereafter become payable to Owner hereunder; or (ii) unless prohibited by any Secured Loan, lend Owner the necessary additional Working Capital from Operator's own funds, which loan will bear interest at the Prime Rate (compounded annually), and will be secured by a security interest (subordinated to any Secured Loan) encumbering all Working Capital previously or thereafter provided by either Owner or Operator, and will be repaid from any subsequent distributions to Owner pursuant to the terms of this Agreement.

         B. Operator will manage the Working Capital of the Retirement Community prudently and in accordance with the Marriott Standards. Operator shall review and analyze the Working Capital needs of the Retirement Community on an annual basis. If Operator reasonably determines that there is excess Working Capital, such excess shall be returned to Owner.

         C. Working Capital provided by Owner pursuant to this Section 7.01 shall remain the property of Owner throughout the Term of this Agreement. Upon Termination, Owner shall retain any of its unused Working Capital.

SECTION 7.02 FIXED ASSET SUPPLIES

         Prior to the Effective Date, Owner has supplied the Retirement Community with Fixed Asset Supplies. In the event that any additional funds are necessary to maintain Fixed Asset Supplies at levels determined by Operator to be necessary to operate the Retirement Community in accordance with the Marriott Standards, such funds shall be provided from Gross Revenues and treated as an Operating Expense. Fixed Asset Supplies shall remain the property of Owner throughout the Term of this Agreement, except for Fixed Asset Supplies purchased by Operator pursuant to Section 10.03.

                                   ARTICLE 8
                      REPAIRS, MAINTENANCE AND REPLACEMENTS

SECTION 8.01 ROUTINE REPAIRS AND MAINTENANCE

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

         A. Operator shall maintain the Retirement Community in good repair and condition and in conformity with Legal Requirements and Marriott Standards and shall make or cause to be made such routine and preventative maintenance, repairs and minor alterations, the cost of which can be expensed under GAAP, as it, from time to time, deems necessary for such purposes. The cost of such maintenance, repairs and alterations shall be paid from Gross Revenues and shall be treated as an Operating Expense in determining Operating Profit.

         B. Operator shall (pursuant to a schedule which shall be subject to the reasonable approval of both Owner and Operator) arrange for and coordinate routine and other appropriate inspections of the structure, exterior facade, roof, parking areas, and other significant physical components of the Retirement Community, and of the mechanical, electrical, heating, ventilating, air conditioning, plumbing, and vertical transportation elements of the Retirement Community. The costs of such inspections shall be treated as Operating Expenses.

         C. Operator shall submit to Owner (at the same time as the submission of the Annual Operating Projection) a signed copy of an annual report summarizing all significant preventative maintenance activities (including repairs, alterations and inspections conducted at the Retirement Community) on all building components of the Retirement Community during the previous twelve
(12) calendar months.

SECTION 8.02 FF&E RESERVE

         A. Operator shall establish a reserve account (the "FF&E Reserve") in a bank designated by Operator and approved by Owner (which approval shall not be unreasonably withheld) to cover the cost of:

            1. Replacements and renewals to the Retirement Community's FF&E and

            2. Certain routine repairs and maintenance to the Retirement Community building which are normally capitalized under GAAP such as exterior and interior repainting, resurfacing building walls, floors, roofs and parking areas, and replacing folding walls and the like, but which are not major repairs, alterations, improvements, renewals or replacements to the Retirement Community building's structure or exterior facade or to its mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation systems, the cost of which shall be governed exclusively by
Section 8.03.

         B. Throughout the Term, Operator shall transfer into the FF&E Reserve the amounts required in Section 8.02E and F (the "FF&E Reserve Payment"). All amounts transferred into the FF&E Reserve shall be paid from Gross Revenues and shall constitute Operating Expenses.

         C. Each year, at the same time as Operator submits the Annual Operating Projection, Operator shall prepare an estimate (the "FF&E Estimate") of the expenditures necessary for (i) replacements and renewals to the Retirement Community's FF&E, and (ii) repairs to the Retirement Community of the nature described in Section 8.02A2, during the ensuing Fiscal Year, and shall submit such FF&E Estimate to Owner for its review. Operator shall also prepare tentative forecasts of such expenditures with regard to the four (4) subsequent Fiscal Years. Operator will at all times give good faith consideration to Owner's suggestions regarding any FF&E Estimate. In the event such forecasts project a deficit in the FF&E Reserve at some point during the current Fiscal Year or during such four (4) subsequent Fiscal Years, Owner and Operator will work together in good faith to prepare alternative forecasts for such Fiscal Years which will reduce or eliminate such deficit, but also take into account the needs of the Retirement Community during such periods of time. All expenditures from the FF&E Reserve will be (as to both the amount of each such expenditure and timing thereof) both reasonable and necessary, given the objective that the Retirement Community will be maintained and operated in accordance with the Marriott Standards.

         D. Operator shall from time to time make such (1) replacements and renewals to the Retirement Community's FF&E, and (2) repairs to the Retirement Community of the nature described in Section 8.02A2, as it deems necessary, provided that Operator shall not expend more than the balance in the FF&E Reserve without the prior approval of Owner. Operator will endeavor to follow the applicable FF&E Estimate, but shall be entitled to depart therefrom, in its reasonable discretion, provided that: (A) such departures from the applicable FF&E Estimate result from circumstances which could not reasonably have been foreseen at the time of the submission of such FF&E Estimate; and (B) such departures from the applicable FF&E Estimate result from circumstances which require prompt repair and/or replacement or are necessary to comply with Legal Requirements; and (C) Operator has submitted to Owner a revised FF&E Estimate setting forth and explaining such departures. At the end of each Fiscal Year, any amounts remaining in the FF&E Reserve shall be retained in the FF&E Reserve, and shall be carried forward to the next Fiscal Year. Upon a Sale of the Retirement Community, funds in the FF&E Reserve will not be affected (or, if withdrawn, will be replaced as set forth in Section 18.01G), and all dispositions of such funds (both before and after such Sale of the Retirement Community) will continue to be made exclusively pursuant to the provisions of this Agreement. Proceeds from the sale of FF&E no longer necessary to the operation of the Retirement Community shall be deposited in the FF&E Reserve, as shall any interest which accrues on amounts placed in the FF&E Reserve. Neither
(i) proceeds from the disposition of FF&E, nor (ii) interest which accrues on amounts held in the FF&E Reserve, shall either (x) result in any reduction in the required contributions to the FF&E Reserve set forth in subsection B above, or (y) be included in Gross Revenues. The only items of FF&E which Operator is authorized to lease (rather than purchase) shall be telephones, office equipment (such as copiers and the like), and shuttle vans. If Operator enters into a lease described in the preceding sentence, Operator shall give Owner notice of such lease either prior to or promptly after entering into such lease. Lease payments with respect to telephones and office equipment shall be Operating Expenses; lease payments with respect to shuttle vans shall be paid from the FF&E Reserve. If Operator proposes that items of FF&E other than telephones and office equipment or shuttle vans should be leased rather than purchased, Operator shall submit such proposal (which proposal shall include, without limitation, an indication as to whether the rental which is owed under such lease will be treated as an Operating Expense or paid from the FF&E Reserve) to Owner for Owner's approval (not to be unreasonably withheld). In connection with the foregoing, it is understood that the failure of a Qualified Lender to approve such leasing proposal shall justify Owner in withholding its approval thereof, regardless of whether withholding such approval would otherwise be deemed to be unreasonable.

         E. The amount of the FF&E Reserve Payment shall be determined as follows:

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

            1. Two and sixty-five one hundredths percent (2.65%) of Gross Revenues during the period from the Effective Date to the expiration of the Fiscal Year 2002;

            2. Two and eighty-five one hundredths percent (2.85%) of Gross Revenues during the period from the first day of the Fiscal Year 2003 to the last day of the Fiscal Year 2007;

            3. Three and one-half percent (3.5%) of Gross Revenues during the period from the first day of Fiscal Year 2008 to the last day of the Term.

         F. The percentage contribution for the FF&E Reserve which is described in Section 8.02E is an estimate based upon Operator's prior experience with other comparable retirement communities. As the Retirement Community ages, this percentage may not be sufficient to keep the FF&E Reserve at the levels necessary to make the replacements and renewals to the Retirement Community's FF&E, or to make the repairs to the Retirement Community of the nature described in Section 8.02A2, which are required to maintain the Retirement Community in accordance with the Marriott Standards. If any FF&E Estimate which is prepared in accordance with Section 8.02C would require funding in excess of the applicable percentage of Gross Revenues which is set forth in Section 8.02E above, Owner may either:

            1. Agree to increase the percentages of Gross Revenues set forth in
Section 8.02E up to the level set forth in such FF&E Estimate, in order to provide the additional funds required, such increases to be treated as Operating Expenses, or

            2. Make a lump-sum contribution to the FF&E Reserve in the necessary amount (in which case such lump-sum contribution plus interest (at the Prime Rate plus one percentage point (1%) per annum), shall be reimbursed to Owner from Gross Revenues in equal installments over the period of the next five (5) calendar years beginning as of the date of such contribution, and such installment repayments shall be an Operating Expense).

         If Owner elects not to agree to either option 1 or option 2 above (or Owner does not respond with respect to either option) within thirty (30) Days after the submission of such FF&E Estimate (or, if Owner has elected option 2, if Owner fails to fund the required amount within a sixty (60) Day period after the date of such election), Operator shall be entitled, at its option, to terminate this Agreement upon one hundred and twenty (120) Days' written notice to Owner (with a copy to each Qualified Lender); however, such failure by Owner shall not be deemed a Default by Owner under Article 16, and Operator shall not be entitled to any remedies with respect to such failure other than such termination of this Agreement. If Operator so elects to terminate this Agreement, it shall notify Owner of such election within the sixty (60) Day period following either: (x) the date of receipt of Owner's election not to agree to either option 1 or option 2 above, or the expiration of the aforesaid thirty (30) Day period without Owner making an election with respect to either option; or (y) if Owner has elected option 2, the date of the expiration of the aforesaid sixty (60) Day period without Owner funding the required amount. However, if Owner elects not to fund an FF&E Estimate that is specifically needed to meet Legal Requirements, such failure shall constitute a Default under
Article 16 and Operator shall have recourse to all the remedies therein specified.

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

SECTION 8.03 BUILDING ALTERATIONS, IMPROVEMENTS, RENEWALS, AND REPLACEMENTS

         A. Operator shall prepare an annual estimate (the "Building Estimate") of the expenditures necessary for major repairs, alterations, improvements, renewals and replacements to the structure or exterior facade of the Retirement Community, or to the mechanical, electrical, heating, ventilating, air conditioning, plumbing, or vertical transportation elements of the Retirement Community (the foregoing expenditures, together with all other repair and maintenance expenditures which are classified as capital expenditures under GAAP, shall be collectively referred to as "Capital Expenditures"). Operator shall submit each such Building Estimate to Owner for its approval at the same time the Annual Operating Projection is submitted. Except with respect to the items described in Section 8.02A2, Operator shall not make any Capital Expenditures without the prior written consent of Owner. Owner shall not unreasonably withhold its consent with respect to Capital Expenditures which are required by reason of any Legal Requirement, or required under Operator's current life-safety standards (provided that, in order for any such life-safety standards to be "required" within the meaning of this Section 8.03A, such standards must be both required and in the process of being implemented at a majority of the retirement communities which are comparable to the Retirement Community then either owned or operated by Operator), or otherwise required for the continued safety of residents or prevention of material damage to property, including the removal of Hazardous Materials in compliance with all Environmental Laws pursuant to Section 19.09. All Capital Expenditures which are described in the preceding sentence shall be referred to in this Agreement as "Required Capital Expenditures".

         B. In the event of (x) an emergency threatening the Retirement Community, its guests, invitees or employees, or (y) the receipt by Operator of a governmental order or other Legal Requirement regarding any Required Capital Expenditures, Operator shall give Owner notice thereof within five (5) Business Days thereafter or sooner if circumstances reasonably warrant. Operator shall then be authorized (but not obligated) to take appropriate remedial action without receiving Owner's prior consent as follows: (i) in an emergency threatening the Retirement Community, its guests, invitees or employees; or (ii) if the continuation of the given condition could (in Operator's reasonable judgment) subject Operator and/or Owner to either criminal or more than DE minimis civil liability, and Owner has either failed to remedy the situation or has failed to take appropriate legal action to stay the effectiveness of any applicable Legal Requirement. Operator shall cooperate with Owner in the pursuit of any such action and shall have the right to participate therein. Owner shall reimburse Operator for any costs incurred by Operator in connection with any such remedial action within thirty (30) Days after Owner's receipt of notice from Operator of the amount of such costs.

         C. The cost of all Capital Expenditures (including the expenses incurred by either Owner or Operator in connection with any civil or criminal proceeding described above, but not including costs of those Capital Expenditures which are described in Section 8.02A2 hereof) shall be borne solely by Owner, and shall not be paid from Gross Revenues or from the FF&E Reserve.

         D. The failure of Owner to either (i) approve and provide funding for any proposed Required Capital Expenditure, within thirty Days (30) after Operator's request therefor, or (ii) in the case of any Legal Requirement which is described in Section 8.03B, comply therewith or to stay the effectiveness of such Legal Requirement during the period of any contesting thereof, shall be a Default by Owner. In such event, Operator shall be entitled (without affecting its other remedies under Article 16) to terminate this Agreement upon ninety (90) Days' written notice to Owner (with a copy to each Qualified Lender); provided, however, that Operator shall have the right to stipulate such shorter period of time as may be appropriate, given the time periods which are mandated by Legal Requirements, as described in Section 8.03A or B, or given Operator's good faith concerns about its own civil and/or criminal liability.

         E. Operator shall have the right, from time-to-time, to set forth in any Building Estimate the recommendations of Operator regarding proposed ROI Capital Expenditures. Notwithstanding the provisions of Section 8.03C to the contrary, the cost of all ROI Capital Expenditures shall be paid, to the extent reasonably possible (given the requirement, set forth in Section 8.02, that the balance in the FF&E Reserve be maintained in accordance with the Marriott Standards) from the FF&E Reserve, and Owner shall pay such costs from its own funds only to the extent there are not adequate funds for such purpose in the FF&E Reserve. Expenditures which are, pursuant to the preceding sentence, made from the FF&E Reserve shall not be treated as Additional Invested Capital. Any failure of Owner to approve and provide funding for any ROI Capital Expenditures, or any other Capital Expenditures (not including those Capital Expenditures which are described in Section 8.02A2 hereof) which are not Required Capital Expenditures, within sixty (60) Days after Operator's request therefor, shall not be a Default by Owner but shall entitle Operator to terminate this Agreement. Such Termination shall be evidenced by a written notice to Owner (with a copy to each Qualified Lender), which notice shall be delivered to Owner no later than ninety (90) Days after the expiration of the sixty (60) Day period described in the preceding sentence. The effective date of such Termination shall be the date stated by Operator in such notice, provided that such effective date shall be no less than one hundred eighty (180) Days, and no more than three hundred sixty (360) Days, after the date of such notice.

SECTION 8.04 LIENS

         Operator and Owner shall use their best efforts to prevent any liens from being filed against the Retirement Community which arise from any maintenance, repairs, alterations, improvements, renewals or replacements in or to the Retirement Community. They shall cooperate fully in obtaining the release of any such liens, and the cost thereof, if the lien was not occasioned by the fault of either party, shall be treated the same as the cost of the matter to which it relates. If the lien arises as a result of the fault of either party, then the party at fault shall bear the cost of obtaining the lien release.

SECTION 8.05 OWNERSHIP OF REPLACEMENTS

         All repairs, alterations, improvements, renewals or replacements made pursuant to this Article 8 shall be the property of Owner. Subject to the provisions of this Article 8 and Section 18.01G, the funds in the FF&E Reserve shall be the property of Owner.

                                   ARTICLE 9
                          BOOKKEEPING AND BANK ACCOUNTS

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

SECTION 9.01 BOOKS AND RECORDS

         A. Books of control and account shall be kept on the accrual basis and in all material respects in accordance with GAAP, with the exceptions provided in this Agreement. Owner may at reasonable intervals during Operator's normal business hours examine, copy (including copying any such records contained in Software), and audit such records. Within seventy-five (75) Days after the end of each Fiscal Year, Operator shall furnish Owner a financial report in reasonable detail summarizing the operations of the Retirement Community for such Fiscal Year and, including a certificate of Operator's chief accounting officer certifying that such year-end statement is true and correct (the "Annual Financial Report"). The parties shall, within thirty (30) Business Days after the receipt of such statement, make any adjustments needed because of the final figures set forth in the Annual Financial Report, or send a notice of disputed items or matters in appropriate detail. Final adjustments, if any, will be made at the time any disputed items or matters are resolved by the parties. If Owner desires, at its own expense, to audit the Annual Financial Report and supporting records, Owner shall begin such audit as soon as reasonably possible following its receipt thereof and shall complete such audit as soon as reasonably possible thereafter. If Owner does not make an audit or does not otherwise raise disputed items as aforesaid, then such Annual Financial Report shall be deemed to be conclusively accepted by Owner as being correct, and Owner shall have no further right to challenge the correctness of the Annual Financial Report thereafter, except in the event of fraud by Operator and except as set forth in Section 9.01B. If any audit by Owner discloses an overpayment of any amounts to Operator, Operator shall promptly pay Owner such amounts found to be due, plus interest thereon (at the Prime Rate plus one percentage point (1%) per annum) from the date such amounts should originally have been paid. If, however, the audit discloses that Operator has not received any amounts due it, Owner shall pay Operator such amounts, plus interest thereon (at the Prime Rate plus one percentage point (1%) per annum) from the date such amounts should originally have been paid. Any dispute concerning the correctness of an audit shall be settled as provided in Section 19.11.

         B. If Owner's audit discloses an overpayment in the total payment of amounts due Operator for any Fiscal Year so audited that is in excess of five percent (5%), Owner may audit the Retirement Community operations and supporting records for the three (3) preceding Fiscal Years. The costs of such audits shall be borne by Operator and not be treated as an Operating Expense. Any error or dispute with respect thereto shall be handled as set forth in Section 9.01A.

         C. By the twentieth (20th) Day after the end of each Accounting Period, Operator shall furnish to Owner and, if required by Owner, to any Holder and to the lessor under any existing lease, a report ("Interim Report") for the immediately preceding Accounting Period, including the following:

            1. A statement of the actual and budgeted Gross Revenue, Operating Expenses, and Operating Profit for the Accounting Period and for the "year-to-date";

            2. A cash flow report;

            3. An aged schedule of accounts receivable;

            4. An analysis of escrow deposits and a cash reconciliation;

            5. An itemized list of all fee delinquencies as of the twentieth
(20th) Day of the current month; and

            6. An occupancy report.

         With each Interim Report Operator shall transfer any interim amounts of Operating Profit due Owner and shall retain any interim Base Fee and Incentive Fee, if any, due Operator. A final reconciliation and transfer of funds due Owner and Operator shall be made at the end of each Fiscal Year prior to issuing the Annual Financial Report, based upon the Operating Profit, Base Fee, Bonus Fee, CAS Fee and Incentive Fee for the entire Fiscal Year. It is the intention hereof that Owner receive with respect to each Fiscal Year during the Term the Operating Profit for such Fiscal Year less the Incentive Fee for such Fiscal Year and that all computations of Operating Profit, Operating Loss, Base Fee, Bonus Fee, CAS Fee and Incentive Fee shall be made based upon the entire Fiscal Year so that any interim payments to Owner or Operator hereunder shall be subject to final adjustment based upon the results for the entire Fiscal Year. Each quarterly Interim Report will be accompanied by a statement, by either the local or regional controller of the Retirement Community, that, to the best of his or her knowledge and belief, and subject to routine year-end audit adjustments, such Interim Report is true and correct in all material respects.

         D. Operator shall, on an annual basis, at the time of the delivery of the Annual Operating Projection, prepare and deliver to Owner the Management Analysis Report. In addition, Operator shall, in connection with an impending Sale of the Retirement Community or commitment by a Holder to make a Secured Loan, within thirty (30) Days after written request therefor from Owner, prepare and deliver to Owner an updated Management Analysis Report describing significant changes since the effective date of the most recent Management Analysis Report.

         E. For purposes of calculating the Operator's fees for any given Fiscal Year, Operating Profits shall not include adjustments for either refunds or additional payments of Impositions relating to any prior Fiscal Years. In the event such refunds or additional payments occur, the Operating Profit with respect to the prior Fiscal Years in which such Impositions accrued shall be recalculated to show such refund or additional payment; if the fees with respect to such prior Fiscal Years are either increased or decreased as a result of such recalculation of Operating Profit, the party which owes money to the other party shall promptly pay the amount owed.

SECTION 9.02 RETIREMENT COMMUNITY ACCOUNTS, EXPENDITURES

         A. All funds derived from operation of the Retirement Community shall be deposited by Operator in Retirement Community bank accounts in a bank designated by Operator and approved by Owner, which approval shall not be unreasonably withheld. Withdrawals from said accounts shall be made by representatives of Operator whose signatures have been authorized. Such accounts shall be separate from all other accounts maintained by Operator, and Operator shall not commingle in such accounts funds derived from any source other than the operation of the Retirement Community without prior consent of Owner. Reasonable petty cash funds shall be maintained at the Retirement Community.

         B. All Operating Expenses shall be paid by Operator and Operator shall have the right to apply Gross Revenues or Working Capital provided by Owner pursuant to Section 7.01 for such purpose. Operator shall not be required to make any payment of amounts that are not Operating Expenses except out of funds provided by Owner.

SECTION 9.03 ANNUAL OPERATING PROJECTION

         A. Forty-five (45) Days prior to the beginning of each Fiscal Year, Operator shall submit to Owner a projection (the "Annual Operating Projection") of the estimated financial results of the operation of the Retirement Community during the next Fiscal Year. Such projection shall project the estimated Gross Revenues, Operating Expenses, and Operating Profit for the forthcoming Fiscal Year for the Retirement Community, taking into account the Retirement Community's market area. In preparing the Annual Operating Projection for each Fiscal Year, Operator's goal will be the maximization of the long-term Operating Profit of the Retirement Community, in keeping with the Marriott Standards, Legal Requirements, and the general standards of the retirement industry for similar quality-tier properties. Operator shall consult with Owner with respect to the Annual Operating Projection and shall at all times give good faith consideration to Owner's suggestion regarding the same, but shall not be required to obtain Owner's approval thereof, except that Owner shall have the right to approve the Annual Operating Projection, which approval shall not be unreasonably delayed or denied, in the event that Owner's Priority was not paid for the prior Fiscal Year or is not forecasted to be reached in the current Fiscal Year or is not forecasted to be reached in the Annual Operating Projection for the following Fiscal Year that has been submitted to Owner.

         B. If Owner's approval of the Annual Operating Projection is required pursuant to Section 9.03A and if Owner fails to approve the Annual Operating Projection prepared by Operator pursuant to Section 9.03A prior to the first Day of the Fiscal Year in question, Operator shall commence the operations of the Retirement Community for said Fiscal Year, and continue such operations until Owner's approval is obtained, under a provisional Annual Operating Projection which shall consist of the actual financial results of the immediately preceding Fiscal Year, with projected Operating Expenses adjusted by the CPI, and with further reasonable adjustments as necessary to comply with any Legal Requirements or respond to known cost increases or any extraordinary circumstances that Operator has good reason to anticipate in the subject Fiscal Year.

         C. Operator shall use its best efforts to adhere to the Annual Operating Projection. It is understood, however, that the Annual Operating Projection is only a projection by Operator of estimated results and that various circumstances such as, but not limited to, the costs of labor, material, services and supplies, casualty, operation of law, or economic and market conditions may make achievement of the Annual Operating Projection impracticable or not obtainable. Accordingly, Operator shall be under no obligation to achieve any of the results shown in the Annual Operating Projection, and Operator shall be entitled to depart therefrom due to such circumstances, provided that nothing herein shall be deemed to authorize Operator to take any action prohibited by this Agreement to reduce Operator's other obligations hereunder.

         D. Operator shall notify Owner of any significant variations from the Annual Operating Projection promptly after Operator learns of the same, but in not event later than the date on which Operator is required to give Owner the Interim Report covering the period in which such variation occurs. Any such notice shall set forth in reasonable detail the nature, extent and, if known by Operator, the cause of such variation, and recommendations of appropriate actions, either to correct the variation or to prevent or minimize its occurrence or effect. Owner and Operator shall, at Owner's request, meet to review such variations and discuss appropriate action with respect thereto.

SECTION 9.04 OPERATING LOSSES

         Owner shall be solely responsible for any Operating Losses.

                                   ARTICLE 10
           PROPRIETARY MARKS; TRADEMARK LICENSE; INTELLECTUAL PROPERTY

SECTION 10.01 PROPRIETARY MARKS

         The Proprietary Marks shall in all events remain the exclusive property of Operator, and nothing contained herein shall confer on Owner the right to use the Proprietary Marks. Except as provided in Section 10.03, upon Termination, any use of or right to use the Proprietary Marks by Owner shall cease forthwith and Owner shall promptly remove from the Retirement Community any signs or similar items which contain the Proprietary Marks, provided that Operator shall bear the cost of removal if such Termination was pursuant to Article 16. The right to use such Proprietary Marks belongs exclusively to Operator, and the use thereof inures to the benefit of Operator whether or not the same are registered and regardless of the source of the same.

SECTION 10.02 TRADEMARK LICENSE

         In consideration of the rights granted to Operator in this Operating Agreement, Operator grants to Owner a non-exclusive right and license, "Trademark License", to use the "Forum" mark solely as part of the name of the Retirement Community as an identifier for the term of this Operating Agreement. Owner is not permitted to use the "Forum" mark in connection with the identification or operation of any other business or property, or at any other location, except as may otherwise be provided in other Operating Agreements between Operator and Owner. Owner acknowledges and agrees that Operator is the owner of all right, title and interest in and to the "Forum" mark and the goodwill associated with and symbolized by that mark, the Owner's use of the "Forum" mark pursuant to this Trademark License shall not give Owner any ownership, apart from this Trademark License, to the "Forum" mark, and that all goodwill arising from Owner's use of the "Forum" mark shall inure solely to Operator's benefit.

         This Trademark License shall immediately terminate (but subject to the provisions of Section 4.02E) upon termination or expiration of this Operating Agreement.

SECTION 10.03 PURCHASE OF INVENTORIES AND FIXED ASSET SUPPLIES

         Upon Termination, Operator shall have the option, to be exercised within thirty (30) Days after Termination, to purchase, at their then book value, any items of the Retirement

Community's Inventories and Fixed Asset Supplies as may be marked with the Proprietary Marks subject to Section 4.02E. In the event Operator does not exercise such option, Owner agrees that it will use any such items not so purchased exclusively in connection with the Retirement Community until they are consumed.

SECTION 10.04 COMPUTER SOFTWARE AND EQUIPMENT

         A. All Software is and shall remain the exclusive property of Operator or one of its Affiliates (or the licensor of such Software, as the case may be), and Owner shall have no right to use, or to copy, any Software.

         B. Upon Termination, Operator shall have the right to remove from the Retirement Community, without compensation to Owner, all Software. Furthermore, upon Termination, Operator shall be entitled to remove from the Retirement Community any computer equipment which is utilized as part of a centralized operations control or property management system of Operator or is otherwise considered proprietary by Operator, or (ii) any other computer equipment utilized as part of a centralized system that is owned by Operator or a third party other than Owner. If any of such removed computer equipment is owned by Owner, Operator shall reimburse Owner for the book value of such equipment and shall repair any damage caused by the removal of such computer equipment.

         C. Upon Termination, Operator shall have the right to remove from the Retirement Community without compensation to Owner, any computer software (including upgrades and replacements) owned or licensed by Operator, or any of its Affiliates.

SECTION 10.05 INTELLECTUAL PROPERTY

         All Intellectual Property shall at all times be proprietary to Operator or its Affiliates, and shall be the exclusive property of Operator or its Affiliates. During the Term of this Agreement, Operator shall be entitled to take all reasonable steps to ensure that the Intellectual Property remains confidential and is not disclosed to anyone other than Operator's employees at the Retirement Community. Upon Termination, all Intellectual Property shall be removed from the Retirement Community by Operator, without compensation to Owner.

SECTION 10.06 BREACH OF COVENANT

         Operator and/or its affiliated companies shall be entitled, in case of any breach of the covenants of Article 10 by Owner or others claiming through it, to injunctive relief and to any other right or remedy available at law.
Article 10 shall survive Termination.

                                   ARTICLE 11
                   POSSESSION AND USE OF RETIREMENT COMMUNITY

SECTION 11.01 QUIET ENJOYMENT

         Owner covenants that, so long as Owner has not terminated this Agreement by reason of (i) an Event of Default by Operator under Article 16 of this Agreement; or (ii) the exercise by Owner of any right of Owner to terminate this Agreement under any other Section of this Agreement, Operator shall quietly hold, occupy and enjoy the Retirement Community throughout the Term hereof free from hindrance or ejection by Owner or other party claiming under, through or by right of Owner (except as may be otherwise set forth in Section 6.04). Owner agrees to pay and discharge any payments and charges and, at its expense, to prosecute all appropriate actions, judicial or otherwise, necessary to assure such free and quiet occupation. Nothing set forth in the preceding sentence, however, shall be deemed to create a recourse obligation by Owner to pay any payment or charge pursuant to a contract which is non-recourse to Owner.

SECTION 11.02 USE

         A. Operator shall use the Retirement Community solely for the operation of a Retirement Community pursuant to the Marriott Standards and for all activities in connection therewith which are customary and usual to such an operation.

         Operator shall comply with and abide by all Legal Requirements pertaining to the operation of the Retirement Community, provided that: (i) all costs and expenses (other than those which are specifically described in clauses
(ii), (iii) or (iv) of this Section 11.02B) of such compliance shall be paid from Gross Revenues as Operating Expenses; (ii) all costs and expenses of compliance with Environmental Laws shall be paid as set forth in Section 19.09;
(iii) all costs and expenses of compliance with the Legal Requirements which are described in Section 8.03A shall be paid as set forth in Section 8.03; (iv) certain costs and expenses are to be borne by Operator and not paid as Operating Expenses, as and to the extent set forth in Section 2.03B; and (v) Operator shall have the right, but not the obligation, in its reasonable discretion, to contest or oppose, by appropriate proceedings, any such Legal Requirements (provided that the consent of Owner, not to be unreasonably withheld, shall be obtained prior to instituting any such proceedings which involve Owner's ownership interest in the Retirement Community in a material manner); the reasonable expenses of any such contest shall be paid from Gross Revenues as Operating Expenses.

SECTION 11.03 CENTRAL ADMINISTRATIVE SERVICES

         A. Operator will, commencing with the Effective Date and thereafter during the Term of this Agreement, cause to be furnished to the Retirement Community certain central administrative services ("Central Administrative Services") which are furnished generally on a central or regional basis to other Retirement Communities in the Marriott Retirement Community System and which benefit each retirement community as a participant in the Marriott Retirement Community System. Central Administrative Services shall include: marketing and public relations services; human resources program development; information systems support and development; centralized computer payroll and accounting services. In lieu of reimbursement to Operator for any of such Central Administrative Services, Operator shall be paid, as an Operating Expense, the amount (the "Central Administrative Services Fee") set forth in Section 11.03B, and none of the costs incurred by Operator in providing any Central Administrative Service shall be treated as an Operating Expense. The Central Administrative Services Fee shall be paid to Operator at the end of each Accounting Period and shall be based on the Gross Revenues earned during the previous Accounting Period, subject to final adjustment based upon the results for the entire Fiscal Year.

         B. Subject to the last paragraph in the definition of Operating Expenses, the Central Administrative Services Fee shall be equal to (i) zero percent (0%) of Gross Revenues for the first thirteen (13) Accounting Periods following the Effective Date, and (ii) two percent (2%) of Gross Revenues thereafter for the remainder of the Term.

SECTION 11.04 OWNER'S RIGHT TO INSPECT

         Owner or its agents shall have access to the Retirement Community at any and all reasonable times for the purpose of inspection or showing the Retirement Community to prospective purchasers, investors, tenants, or mortgagees.

SECTION 11.05 INDEMNITY

         A. Operator shall indemnify and hold harmless Owner (and any officer, director, employee, advisor, partner or shareholder of Owner) in respect of, and, at Owner's request, shall defend any action, cause of action, suit, debt, cost, expense (including without limitation reasonable attorneys' fees), claim or demand whatsoever brought or asserted by any third person whomsoever, at law or in equity, arising by reason of: (i) liabilities stemming from general corporate matters of Operator or its Affiliates, to the extent the same are not directly and primarily related to the Retirement Community; (ii) infringement and other claims relating to the Proprietary Marks; (iii) if Operator fails to maintain insurance coverage that it is required to maintain pursuant to this Agreement, the excess of the amount of any liability or loss that would have been covered over the amount of any applicable deductible; and (iv) the bad faith or willful misconduct of Operator or its Affiliates, or any of their employees, servants or agents or other persons for whom they are responsible, result in a claim for bodily injury, death or property damage occurring on, in or in conjunction with the business of the Retirement Community, to the extent that such claim exceeds the insurance proceeds (including Retirement Community Retentions) which are available to pay such claim.

         B. If any claim, action or proceeding is made or brought against Owner, against which claim, action or proceeding Operator shall be obligated to indemnify pursuant to the terms of this Agreement, then, upon demand by Owner, Operator, at its sole cost and expense, shall resist or defend such claim, action or proceeding (in Owner's name, if necessary), using such attorneys as Owner shall approve, which approval shall not be unreasonably withheld. If, in Owner's reasonable opinion, (i) there exists a conflict of interest which would make it inadvisable to be represented by counsel for Operator, or (ii) there are legal defenses available to Operator that are different from or inconsistent with those available to Owner, or (iii) there are claims at issue which are not covered by Operator's insurance, Owner shall be entitled to retain its own attorneys, and Operator shall pay the reasonable fees and disbursements of such attorneys.

         C. Matters with respect to which Operator has specifically agreed to indemnify Owner under other provisions of this Agreement are to be treated exclusively under such other provisions and not under this Section 11.05.

         D. Payments made by Operator pursuant to this Section 11.05 shall be from Operator's own funds and shall not constitute Operating Expenses.

                                   ARTICLE 12
                                    INSURANCE

SECTION 12.01 INTERIM INSURANCE

              [Intentionally omitted]

SECTION 12.02 PROPERTY AND OPERATIONAL INSURANCE

         Operator shall, commencing with the Effective Date and thereafter during the Term of this Agreement, procure and maintain, either with insurance companies of recognized responsibility or by legally qualifying itself as a self insurer, a minimum of the following insurance:

         A. Property insurance on the Retirement Community and contents against loss or damage by fire, lightning and all other risks covered by the usual extended coverage endorsement, all in an amount not less than one hundred percent (100%) of the replacement cost thereof (excluding the cost of foundations and excavations);

         B. Boiler and machinery insurance against loss or damage from explosion of boilers or pressure vessels to the extent applicable to the Retirement Community;

         C. Business interruption insurance covering loss of profits and necessary continuing expenses for interruptions caused by any occurrence covered by the insurance referred to in Section 12.02 A and B, which shall be of a type and in such amounts (but such coverage shall in no event be for less than one
(1) year) as are generally established by Operator at similar retirement communities it owns, leases or manages under the Marriott name in the United States;

         D. General liability insurance against claims for bodily injury, death or property damage occurring on, in, or in conjunction with the business of the Retirement Community, and automobile liability insurance on vehicles operated in conjunction with the Retirement Community, with a combined single limit for each occurrence of not less than One Hundred Million Dollars ($100,000,000); representatives of Operator and Owner shall meet, at Owner's request, at intervals of approximately once every five (5) years, to review the adequacy of such limit;

         E. Employment Practices Liability Insurance, and Workers' compensation and employer's liability insurance as may be required under applicable laws covering all of Operator's employees at the Retirement Community;

         F. Fidelity bonds, with reasonable limits to be determined by Operator, covering its employees in job classifications normally bonded in other similar retirement communities it leases or manages under the Marriott name in the United States or as otherwise required by law, and comprehensive crime insurance to the extent Operator and Owner mutually agree it is necessary for the Retirement Community; and

         G. Such other insurance in amounts as Operator and Owner, in their reasonable judgment, mutually deem advisable for protection against claims, liabilities and losses arising out of or connected with the operation of the Retirement Community.

SECTION 12.03 GENERAL INSURANCE PROVISIONS

         A. All insurance described in Section 12.02 may be obtained by Operator by endorsement or equivalent means under its blanket insurance policies, provided that such blanket policies substantially fulfill the requirements specified herein. Upon the request of either Owner or any Qualified Lender, representatives of the requesting party shall be entitled to examine, at Operator's corporate headquarters, all insurance policies maintained by Operator regarding the Retirement Community.

         B. Operator may self insure or otherwise retain such risks or portions thereof as it does with respect to other similar retirement communities it owns, leases or manages under the Marriott name in the United States.

         C. All policies of insurance required under Section 12.02 shall be carried in the name of Operator. The policies required under Sections 12.02A, B, C and D shall include the Owner as an additional insured. Upon notice by the Owner, Operator shall also have the policies required under Sections 12.02A, B, C and D include any Qualified Lender as an additional insured. Any property losses thereunder shall be payable to the respective parties as their interests may appear. Any Mortgage on the Retirement Community shall contain provisions to the effect that proceeds of the insurance policies required to be carried under
Section 12.02A and B shall, with respect to any casualty involving less than twenty-five percent (25%) of the replacement cost of the Retirement Community, be available for repair and restoration of the Retirement Community. However, any Qualified Lender shall be entitled to impose reasonable conditions on the disbursement of insurance proceeds for repair and/or restoration of the Retirement Community that are imposed solely for the purpose of assuring that such proceeds will be properly applied for the purpose of repair and restoration or that the amount of such proceeds (together with any other funds that Owner agrees to make available) is sufficient at all times to complete such repair and restoration.

         D. Operator shall deliver to the Owner and to each Qualified Lender requested by Owner certificates of insurance with respect to all policies so procured and, in the case of insurance policies about to expire, shall deliver certificates with respect to the renewal thereof.

         E. All certificates of insurance provided for under Article XII shall, to the extent obtainable, state that the insurance shall not be canceled or materially changed without at least thirty (30) Days' prior written notice to the certification holder.

         F. The term "Retirement Community Retention" shall mean the amount of any loss or reserve under Operator's blanket insurance or self-insurance programs which is allocated to the Retirement Community, not to exceed the higher of (a) the maximum per occurrence limit established for similar retirement communities participating in such programs, or (b) the insurance policy deductible on any loss which may fall within high hazard classifications as mandated by the insurer (e.g., earthquake, flood, windstorm on coastal properties, etc.). If the

Retirement Community is not a participant under Operator's blanket insurance or self-insurance programs, "Retirement Community Retention" shall mean the amount of any loss or reserve allocated to the Retirement Community, not to exceed the insurance policy deductible.

SECTION 12.04 COST AND EXPENSE

         Insurance premiums and any other costs or expenses with respect to the insurance or self-insurance required under Section 12.02, including any Retirement Community Retention, shall be paid from Gross Revenues as Operating Expenses. To the extent that such costs or expenses include reimbursement by Operator of its own costs or expenses, or those of one of its Affiliates, such costs or expenses shall be generally competitive (as calculated over the Term of this Agreement) with costs and expenses of non-affiliated entities providing similar services. Such premiums and costs shall be allocated on an equitable basis to the retirement communities participating under Operator's blanket insurance or self-insurance programs. Any reserves, losses, costs or expenses which are uninsured (unless required to be insured under Section 12.02) shall be treated as a cost of insurance and shall be Operating Expenses. Upon Termination, an escrow fund in an amount reasonably acceptable to Operator shall be established from Gross Revenues (or, if Gross Revenues are not sufficient, with funds provided by Owner) to cover the amount of any Retirement Community Retention and all other costs which will eventually have to be paid by either Owner or Operator with respect to pending or contingent claims, including those which arise after Termination for causes arising during the Term of this Agreement. Upon the final disposition of all such pending or contingent claims, any unexpended funds remaining in such escrow shall be paid to Owner, and Operating Profit for the final Fiscal Year shall be recalculated as a result of any claims paid and Operator and Owner shall each pay the other such amounts as may be required as a result of such adjustment.

SECTION 12.05 OWNER'S OPTION TO OBTAIN CERTAIN INSURANCE

         Owner may, at its option, by written notice to Operator which shall be delivered no later than ninety (90) Days prior to the natural expiration of the insurance policies which Operator has obtained pursuant to Section 12.02 A, B and C, procure and maintain the insurance specified in Section 12.02A, B and C (in which case Operator shall allow such policies obtained by it under Section 12.02A, B, and C to expire), subject to the following terms and conditions:

         A. All such policies of insurance shall be carried in the name of Owner, with Operator named as an additional insured. Any property losses thereunder shall be payable to the respective parties as their interests may appear. The documentation with respect to each Secured Loan shall contain provisions to the effect that proceeds of the insurance policies required to be carried under Section 12.02A and B shall be available for repair and restoration of the Retirement Community, to the extent required pursuant to
Section 12.03C. However, any Holder of such Secured Loan shall be entitled to impose reasonable conditions on the disbursement of insurance proceeds for the repair and/or restoration of the Retirement Community, including a demonstration by Owner and/or Operator that the amount of such proceeds (together with other funds Owner agrees to make available) is sufficient for such purpose.

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

         B. Owner shall deliver to Operator certificates of insurance with respect to all policies so procured and, in the case of insurance policies about to expire, shall deliver certificates with respect to the renewal thereof.

         C. All such certificates of insurance shall, to the extent obtainable, state that the insurance shall not be canceled or materially changed without at least thirty (30) Days' prior written notice to the certificate holder.

         D. Premiums for such insurance coverage shall be treated as Operating Expenses, provided that if the cost of such insurance procured by Owner exceeds the cost of Operator's comparable coverage by more than ten percent (10%), all such excess costs shall be the sole responsibility of Owner and shall not be an Operating Expense.

         E. Should Owner exercise its option to procure the insurance described in this Section 12.05, Owner hereby waives its rights of recovery from Operator or any of its Affiliates (and their respective directors, officers, shareholders, agents and employees) for loss or damage to the Retirement Community, and any resultant interruption of business.

         F. Should Owner exercise its right to obtain the insurance described in this Section 12.05, Owner acknowledges that Operator is under no obligation to thereafter include the Retirement Community in its blanket insurance program (with respect to the coverage described in Section 12.02A, B and C) for the balance of the Term of this Agreement. However, upon a Sale of the Retirement Community, a successor Owner shall have the right, notwithstanding the fact that the previous Owner may have obtained insurance in accordance with this Section 12.05, to have the Retirement Community included in Operator's blanket insurance program (provided that the Retirement Community, as of that point in time, satisfies the applicable criteria for admission to such program, as established by the program's insurance carriers) by making a written request to Operator for such inclusion not later than thirty (30) Days after the date on which such party becomes the Owner.

         G. All insurance procured by Owner hereunder shall be obtained from reputable insurance companies reasonably acceptable to Operator.

                                   ARTICLE 13
                                      TAXES

SECTION 13.01 REAL ESTATE AND PERSONAL PROPERTY TAXES

         A. Except as specifically set forth in subsection B below, all Impositions which accrue during the Term of this Agreement (or are properly allocable to such Term under GAAP) shall be paid by Operator from Gross Revenues, as an Operating Expense, before any fine, penalty, or interest is added thereto or lien placed upon the Retirement Community or the Agreement, unless payment thereof is stayed. Owner shall within five (5) business Days after the receipt of any invoice, bill, assessment, notice or other correspondence relating to any Imposition, furnish Operator with a copy thereof. Operator shall, within the earlier of thirty (30) Days of payment or five (5) business Days following written demand by Owner, furnish Owner with copies of official tax bills and assessments which Operator has received, and evidence of payment or contest thereof. Either Owner or Operator (in which case each party agrees to sign the required applications and otherwise cooperate with the other party in expediting the matter) may initiate proceedings to contest any Imposition, and all reasonable costs of any negotiations or proceedings with respect to any such contest shall be paid from Gross Revenues and shall be an Operating Expense in determining Operating Profit; provided, however, that neither party shall have the right to expend in excess of Five Thousand Dollars ($5,000) (to be adjusted by the CPI) with respect to any such negotiations or proceedings without the consent of the other party.

         B. The word "Impositions", as used in this Agreement, shall not include any franchise, corporate, estate, inheritance, succession, capital levy or transfer tax imposed on Owner, or any income tax imposed on any income of Owner (including distributions to Owner pursuant to Section 9.01 hereof), all of which shall be paid solely by Owner, not from Gross Revenues nor from the FF&E Reserve.

         C. Owner shall have the right to require Operator to establish an escrow account (with either any Qualified Lender or another entity reasonably acceptable to both Owner and Operator) from which Impositions will be paid. Payments into such escrow account will be Operating Expenses. Any interest which accrues on amounts deposited in such escrow account shall not constitute Gross Revenue and be added to the balance in such escrow account and used to pay Impositions.

                                   ARTICLE 14
                         RETIREMENT COMMUNITY EMPLOYEES

SECTION 14.01 EMPLOYEES

         A. All personnel employed at the Retirement Community shall be the employees of Operator. Subject to the provisions of this Agreement, Operator shall have absolute discretion to hire, promote, supervise, direct, train and discharge all employees at the Retirement Community, to fix their compensation and, generally, establish and maintain all policies relating to employment; provided, however, that (i) all of the foregoing shall be in accordance with the Marriott Standards, and (ii) Operator shall not enter into any written employment agreements with any person which purport to bind the Owner and/or purport to be effective regardless of a Termination, without obtaining Owner's prior consent which may be withheld in Owner's sole discretion. Operator and Owner shall each comply with all Legal Requirements regarding labor relations; if either Operator or Owner shall be required, pursuant to any such Legal Requirement, to recognize a labor union or to enter into collective bargaining with a labor union, the party so required shall promptly notify the other party pursuant to Section 19.08. Operator and Owner shall comply with all requirements under any collective bargaining agreements binding upon each of them during the Term. All costs and expenses of such compliance shall be Operating Expenses.

         B. No person shall be given gratuitous accommodations or services without prior joint approval of Owner and Operator except in accordance with usual practices of the Operator with respect to its employees visiting the Retirement Community in the normal course of business.

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

         C. Any proposed settlement of any Employee Claim where the amount proposed to be offered to the employee by Operator is in excess of the Settlement Threshold Amount shall be jointly approved by Operator and Owner. In addition, Operator shall give Owner a written notice (pursuant to Section 19.08) of any settlement of any Employee Claim where the settlement amount is below the Settlement Threshold Amount, but is in excess of Fifty Thousand Dollars ($50,000.00) (said dollar amount to be adjusted by the CPI). Any dispute between Owner and Operator as to whether Operator's settlement recommendation is reasonable, where such proposed settlement is in excess of the Settlement Threshold Amount, shall be resolved by arbitration under Section 19.11 hereof; provided that Operator shall have the right to settle any Employee Claim (prior to the arbitration on the reasonableness of the settlement, as described in this sentence) based on Operator's recommendation, which shall be Operator's reasonable estimate, in good faith, by using: (i) funds from Gross Revenues (as an Operating Expense) up to the amount of Owner's settlement recommendation, which shall be Owner's reasonable estimate, in good faith, and (ii) Operator's own funds to the extent Operator's recommendation exceeds the amount described in subparagraph (i) above. Following the settlement of such Employee Claim, the parties will arbitrate under Section 19.11 the issue of whether Operator's settlement recommendation was reasonable under the circumstances. If the arbitrators decide that Operator's recommendation was reasonable, Operator shall be entitled to reimburse itself from Gross Revenues (as an Operating Expense) in the amount of the funds advanced under subparagraph (ii) above, together with accrued interest thereon at the Prime Rate. If the arbitrators decide that Operator's settlement recommendation was not reasonable, then Operator shall not be entitled to any reimbursement of the amounts advanced by it under subparagraph (ii) above, nor to accrued interest thereon.

         D. Operator shall pay from its own funds, and not from Gross Revenues, any Employee Claim which is not covered by insurance as set forth in this Agreement, where the basis of such Employee Claim is conduct by Operator which
(i) is a substantial violation of the standards of responsible labor relations as generally practiced by prudent owners or operators of similar retirement community operations in the quality tier of retirement communities (but if the quality tier then does not include twenty (20) or more communities, then the comparison shall be against all similar retirement community operations) in the state in which the Retirement Community is situated, and (ii) is not the isolated act of individual employees, but rather is a direct result of corporate policies of Operator which either encourage or fail to discourage such conduct. In addition, Operator shall indemnify, defend and hold harmless Owner from and against any fines or judgments arising out of such conduct, and all Litigation expenses (including reasonable attorneys' fees and expenses) incurred in connection therewith. Any dispute between Owner and Operator as to whether or not certain conduct by Operator is not in accordance with the aforesaid standards shall be resolved by arbitration under Section 19.11 hereof. It is the intention of the parties that the arbitration proceedings described in the preceding sentence shall be conducted independently of any arbitration proceedings with respect to such Employee Claim pursuant to the applicable union contract and/or pursuant to Section 14.01C of this Agreement.

         E. With respect to all Litigation or arbitration involving Employee Claims in which both Operator and Owner are involved as actual or potential defendants, Operator shall have exclusive and complete responsibility (subject to the rights of Owner to approve certain settlements, as set forth in Section 14.01C) for the resolution of such Employee Claims. In the event that any Employee Claim is made against Owner, but not against Operator, Owner shall give notice to Operator of the Employee Claim in a timely manner so as to avoid any prejudice to the defense of the Employee Claim, provided that Operator shall in all events be so notified within twenty (20) Days after the date such Employee Claim is made against Owner. Operator will thereafter assume exclusive and complete responsibility for the resolution of such Employee Claim.

         F. It is the understanding of the parties that payments made in the normal course of business to any union pension fund, on behalf of the unionized employees (if any) at the Retirement Community, shall be paid from Gross Revenues as Operating Expenses.

         G. At Termination, other than by reason of a Default of Operator hereunder, an escrow fund shall be established from Gross Revenues (or, if Gross Revenues or are not sufficient, with funds provided by Owner) to reimburse Operator for all costs and expenses reasonably anticipated to be incurred by Operator such as reasonable transfer costs, or severance pay, unemployment compensation and other employee liability costs arising out of either the transfer or termination of employment of Operator's employees at the Retirement Community, as the case may be. Upon the final payment of such costs, any unexpended funds remaining in such escrow (i) shall be paid to Owner if Owner or the FF&E Reserve had provided such funds or (ii) if such funds had been paid from Gross Revenues, shall be distributed between Owner and Operator in the same manner as such funds would have been distributed if such funds had been included in Operating Profit for the Fiscal Year in which such Termination occurs, and Operating Profit for the final Fiscal Year shall be recalculated as a result of payment of such costs, and Operator and Owner shall each pay to the other such amounts as may be required as a result of such adjustment.

         H. Operator (and not Owner) shall have the exclusive power to hire, dismiss or transfer the general manager of the Retirement Community, provided, however, that Operator shall keep Owner reasonably informed and shall give Owner the opportunity to participate in the process with respect to any such hiring, dismissal or transfer, as follows:

            1. Owner shall be given a reasonable prior notice, circumstances permitting, of any proposed hiring, dismissal or transfer of the general manager.

            2. Prior to any dismissal or transfer of the general manager, Owner shall be notified and Owner shall be advised of the reason for such proposed dismissal or transfer of the general manager and of the qualifications of any proposed replacement manager. Owner shall be given a reasonable opportunity to interview the proposed replacement general manager. Operator shall consider in good faith the opinions and requests of Owner with respect to such matters and, if Operator elects not to implement any such request, Operator shall explain its decision to Owner in reasonable detail.

                                   ARTICLE 15
                     DAMAGE, CONDEMNATION AND FORCE MAJEURE

SECTION 15.01 DAMAGE AND REPAIR

         If, during the Term hereof, the Retirement Community is damaged or destroyed by fire, casualty or other cause, Owner shall, at its cost and expense and with all reasonable

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

diligence, to the extent that proceeds from the insurance described in Section
12.02 are available (subject to the provisions of any Mortgage encumbering the Retirement Community, but with the limitations described in Section 12.03) for such purpose, repair or replace the damaged or destroyed portion of the Retirement Community substantially to the same condition as existed previously. Proceeds from the insurance described in Section 12.01 shall be applied to such repairs or replacements. However, Owner shall not be obligated to so repair or replace the damaged or destroyed portion of the Retirement Community if one or more of the following is true: (i) the Retirement Community is so badly damaged or destroyed that it cannot reasonably be repaired or replaced within one (1) year of either the date of the casualty or such later date as is covered by business interruption insurance described under Article 12; (ii) the loss, if uninsured, is greater than One Hundred Thousand Dollars ($100,000.00); or (iii) the cost of the repair and restoration work exceeds Five Million Dollars ($5,000,000) and the remainder of the Term is less than ten (10) years. If Owner elects not to repair or replace the damaged portion of the Retirement Community for one or more of the foregoing reasons, it shall so notify Operator by written notice within sixty (60) Days after the date of the casualty. If Owner does not so notify Operator, Owner shall promptly commence and complete the repairing, rebuilding or replacement so that the Retirement Community shall be substantially the same as it was prior to such damage or destruction. If Owner is not obligated to so repair or replace the damaged or destroyed portion of the Retirement Community as aforesaid and elects not to so repair or replace, either party may terminate this Agreement upon sixty (60) Days notice.

SECTION 15.02 CONDEMNATION

         A. In the event all or substantially all of the Retirement Community shall be taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, or in the event a portion of the Retirement Community shall be so taken, but the result is that it is unreasonable to continue to operate the Retirement Community, this Agreement shall terminate effective as of the date of such taking or similar proceeding.

         B. In the event a portion of the Retirement Community shall be taken by the events described in Section 15.02A, or the entire Retirement Community is affected but on a temporary basis, and the result is not to make it unreasonable to continue to operate the Retirement Community, this Agreement shall not terminate. However, so much of any award for any such partial taking or condemnation as shall be necessary to render the Retirement Community equivalent to its condition prior to such event shall be used for such purpose; the balance of such award, if any, shall be fairly and equitably apportioned between Owner and Operator in accordance with their respective interests.

         C. In the event of any proceeding described in Section 15.02 A or B and Owner and Operator cannot agree on a fair and equitable apportionment of any such award, the dispute shall be decided in accordance with Section 19.11. For this purpose, any award or compensation received by any Holder shall be deemed to be an award or compensation received by Owner.

SECTION 15.03 FORCE MAJEURE

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

         A. The expiration, withdrawal or revocation of any License which is material to the operation of the Retirement Community in accordance with the Marriott Standards, where such expiration, withdrawal or revocation: (i) is not due to the Default of either Operator or Owner; and (ii) is not otherwise within the reasonable control of either Operator or Owner, shall not be an Event of Default under Article 16 of this Agreement. Operator and Owner shall each, in good faith, use all commercially reasonable efforts (including the diligent pursuit of all available appeals), during the period of one hundred twenty (120) Days after the date of such withdrawal or revocation, to have such License reinstated. If, notwithstanding such efforts, such License is not reinstated prior to the expiration of the aforesaid period of one hundred twenty (120) Days, either Owner or Operator shall have the right, at its option, to terminate this Agreement upon no less than sixty (60) Days' notice to the other party; provided, however, that the terminating party must deliver such notice of Termination to the other party by no later than ninety (90) Days after the expiration of such one hundred twenty (120) Day period; and provided further, that no such Termination shall be effective if, prior to the effective date of such Termination, such License is reinstated or such expiration, withdrawal or revocation of such License is stayed.

         B. If an order, judgment or directive by a court or administrative body is issued, in connection with any Litigation involving Owner, which restricts or prevents Operator, in a material adverse manner, from operating the Retirement Community in accordance with the Marriott Standards, and which, in Operator's reasonable opinion, will have a significant adverse effect upon operations of the Retirement Community, Operator shall be entitled, at its option, to terminate this Agreement upon sixty (60) Days' written notice; provided, however, that Operator shall (if it so elects) deliver such notice of Termination to Owner by no later than ninety (90) Days after Operator receives written notice of the issuance of such order, judgment or directive (or, if such order, judgment or directive is appealed, within ninety (90) Days after Operator receives written notice of the final disposition of such appeal).

                                   ARTICLE 16
                                    DEFAULTS

SECTION 16.01 DEFINITION OF "DEFAULT"

         Any one or more of the following shall constitute a "Default," to the extent permitted by applicable law:

         A. The commencement by either party of any proceeding under any bankruptcy, reorganization, readjustment of debt, dissolution or liquidation law or statute or an assignment for the benefit of creditors or application for the appointment of a trustee or receiver for a substantial part of its assets or if a petition is filed against it for any such purpose which petition is not timely controverted.

         B. The consent to an involuntary petition in bankruptcy or the failure to vacate, within ninety (90) Days from the date of entry thereof, any order approving any involuntary petition by either party;

         C. The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating either party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of such party's assets, and such order, judgment or decree's continuing to be unstayed and in effect for any period of ninety (90) Days;

         D. Any "Default" which is specifically designated as such under any provision of this Agreement;

         E. The failure of either party to make any payment required to be made in accordance with the terms of this Agreement, as of the due date which is specified in this Agreement; and

         F. The failure of either party to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement.

SECTION 16.02 DEFINITION OF "EVENT OF DEFAULT"

         A. Upon the occurrence of any Default by either party hereto (hereinafter referred to as the "defaulting party") under Section 16.01A, B, and C, such Default shall immediately and automatically, without the necessity of any notice to the defaulting party, be deemed an "Event of Default" under this Agreement.

         B. Upon the occurrence of any Default by either party hereto under
Section 16.01E, such Default shall be deemed an "Event of Default" under this Agreement if the defaulting party fails to cure such Default within ten (10) Business Days after written notice from the non-defaulting party demanding such cure.

         Upon the occurrence of any Default by either party hereto under Section 16.01D and F, such Default shall be deemed an "Event of Default" under this Agreement if the defaulting party fails to cure such Default within thirty (30) Days after written notice from the non-defaulting party demanding such cure, or if the Default is such that it cannot reasonably be cured within said thirty
(30) Day period, if the defaulting party fails to commence the cure of such Default within said thirty (30) Day period or fails to diligently pursue such efforts to completion.

         Upon the occurrence of any Default by Operator with respect to its obligations under Section 2.03A1 resulting in the suspension or revocation of a material License, such Default shall be deemed an "Event of Default" under this Agreement if Operator fails to obtain reinstatement of such License, either (i) within sixty (60) Days after the date of the relevant suspension(s) or revocation, or (ii) if Operator had received from the appropriate regulatory authorities at least thirty (30) Days prior written notice of the impending suspension or revocation, then within thirty (30) Days after the relevant suspension or revocation.

SECTION 16.03 REMEDIES UPON AN EVENT OF DEFAULT

         A. Upon the occurrence of an Event of Default, the non-defaulting party shall have the right to pursue any one or more of the following courses of action: (i) in the event of a material breach by the defaulting party of its obligations under this Agreement, to terminate this Agreement by written notice to the defaulting party, which Termination shall be effective as of the effective date which is set forth in said notice, provided that said effective date shall be at least thirty (30) Days after the date of said notice; provided that, if the defaulting party is the employer of all or a substantial portion of the employees at the Retirement Community, the foregoing period of thirty (30) Days shall be extended to seventy five (75) Days (or such longer period of time as may be necessary under applicable federal, state or local laws pertaining to termination of employment); (ii) to institute forthwith any and all proceedings permitted by law or at equity, including, without limitation, actions for specific performance and/or damages; and (iii) to avail itself of any one or more of the other remedies described in this Section 16.03.

         B. Upon the occurrence of a Default by either party under the provisions of Section 16.01E, the amount owed to the non-defaulting party shall accrue interest, at the Prime Rate, from and after the date on which such payment was originally due to the non-defaulting party.

         C. The rights granted hereunder are intended to be cumulative, and shall not be in substitution for, but shall be in addition to, any and all rights and remedies available to the non-defaulting party (including, without limitation, injunctive relief and damages) by reason of applicable provisions of law or equity.

SECTION 16.04 OPERATOR'S RIGHT TO SPECIFIC PERFORMANCE FOR OWNER'S WRONGFUL TERMINATION

         Owner hereby acknowledges that (i) Operator has an interest in this Agreement beyond the fees that Operator will earn pursuant to the provisions of this Agreement, (ii) the termination of this Agreement by Owner when Owner is not entitled to terminate this Agreement pursuant to the provisions of this Agreement will be injurious to Operator's business conducted beyond Owner's Retirement Community, and will damage Operator's Proprietary Marks, (iii) Operator's Proprietary Marks are unique, Operator's exclusive rights of possession under Section 2.02B are unique, the Retirement Community is unique and Operator is entitled to an exclusive license to operate Operator's business at the Retirement Community and to promote Operator's Proprietary Marks at the Retirement Community, which license is irrevocable except pursuant to the express provisions of this Agreement, (iv) it would be impossible to calculate the damages that Operator would sustain if Owner terminated this Agreement when Owner is not entitled to terminate this Agreement pursuant to the provisions of this Agreement, and (v) the remedy of specific performance of Owner's obligations under this Agreement is fair, equitable and practicable. Accordingly, Owner agrees that (i) Owner shall not exercise any legal power that it may have to breach this Agreement by terminating, or purporting to terminate, this Agreement, except where this Agreement (including without limitation Sections 4.03, 4.04 and Article 16) expressly permits such termination, and Owner hereby surrenders and releases any such legal power, and (ii) Owner consents to the issuance by a court of competent jurisdiction of injunctive relief prohibiting Owner from terminating, or purporting to terminate, this Agreement or from evicting Operator from the Retirement Community, except where this Agreement (including without limitation Sections 4.03, 4.04 and Article 16) expressly permits such termination, and Owner consents to the grant by a court of competent jurisdiction of specific performance of the obligations of Owner under this Agreement. Nothing set forth in this Section 16.04 modifies any right of Owner to terminate this Agreement as expressly set forth in this Agreement (including without limitation Sections 4.03, 4.04 and Article 16).

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

SECTION 16.05 OWNER'S ESTATE

         Notwithstanding any other provisions of this Agreement, in the event of any Event of Default by Owner pursuant to the terms of this Agreement, Operator shall look only to Owner's estate and interest in the Retirement Community (which shall, for this purpose, include but not be limited to, (i) amounts deposited in the FF&E Reserve, and (ii) accounts receivable) for the satisfaction of a money judgment against Owner resulting from such Event of Default, and no other property or assets of Owner, or of its partners, officers, directors, shareholders or principals, shall be subject to levy, execution or other enforcement procedure for the satisfaction of such judgment. Operator's right to look to Owner's estate and interests in the Retirement Community for satisfaction of such a money judgment against Owner shall survive Termination and shall not be affected by any one or more Sales of the Retirement Community. Nothing contained in this Section 16.05 shall be deemed to affect or diminish Operator's remedies under this Article 16 other than money damages against Owner (including, without limitation, Termination of this Agreement).

                                   ARTICLE 17
                                   ASSIGNMENT

SECTION 17.01 ASSIGNMENT

         A. Operator shall not assign or transfer its interest in this Agreement without the prior written consent of Owner, such consent to be granted or withheld in Owner's sole discretion; provided, however, that Operator shall have the right, without such consent, (but following written notice to Owner), to (1) assign its interest in this Agreement to an unrelated third party operator provided that the following conditions are met: (a) the third party operator is known in the community as a reputable operator of retirement communities; (b) the third party operator is in good standing, authorized to do business in the relevant state, and assumes the Operator obligations by an appropriate writing (upon delivery of which, assignor is released from all further obligations under the Agreement); (c) the third party operator has the capacity to perform the duties and responsibilities of Operator under this Agreement; and (d) the assignment is part of a transaction or series of transactions by the Marriott Parties to dispose of all or substantially all the assets of MSLS (in the event of such an assignment, the Operator, at its expense, may remove any signs or similar items which contain the Proprietary Marks which include the word "Marriott" in them, and the Retirement Community may be operated under the assignees Proprietary Marks); (2) assign its interest in this Agreement to any of its Affiliates, and any such Affiliate shall be deemed to be the Operator for the purposes of this Agreement, and (3) sublease shops or grant licenses or concessions at the Retirement Community so long as the terms of any such sublease, licenses or concessions do not exceed the Term of this Agreement and are otherwise consistent with the requirements of this Agreement. In the event of such assignment by Operator of its interest in this Agreement to an Affiliate, the Operator which is named in the Preamble to this Agreement: (i) shall be automatically be deemed to guarantee the performance of such Affiliate under this Agreement; (ii) shall, at the request of Owner, execute a guaranty, in form and substance reasonably satisfactory to both parties, of the performance of such Affiliate under this Agreement (provided that the failure of Owner to obtain an executed guaranty pursuant to this clause (ii) shall not affect the validity or enforceability of the guaranty which is automatically created pursuant to clause (i); and provided further, that, when Owner does so receive an executed guaranty pursuant to this clause (ii), such executed guaranty shall be deemed to have superseded the guaranty in clause (i) above); and (iii) shall make available to such Affiliate, in connection with the performance by such Affiliate under this Agreement, Operator's skill, facilities and resources.

         B. Owner shall not assign or transfer its interest in this Agreement other than (i) in connection with a Sale of the Retirement Community which complies with the provisions of Article 18 hereof, or (ii) as set forth in
Section 17.01C.

         C. Nothing contained herein shall prevent (i) the collateral assignment of this Agreement by Owner as security for any Mortgage which complies with the provisions of Article 6; or (ii) the transfer of this Agreement in connection with a merger or consolidation or a sale of all or substantially all of the assets of either party, provided that (x) if such transfer is by Owner, the provisions of Article 18 hereof shall, if applicable, be complied with, and (y) if such transfer is by Operator, such transfer is being done as a part of a merger or consolidation or a sale, disposition or other conveyance of all or substantially all of the assets of Operator.

         D. In the event either party consents to an assignment of this Agreement by the other, no further assignment shall be made without the express consent in writing of such party, unless such assignment may otherwise be made without such consent pursuant to the terms of this Agreement.

         E. An assignment (either voluntarily or by operation of law) by Owner of its interest in this Agreement shall not relieve Owner from its obligations under this Agreement which accrued prior to the date of such assignment, but shall relieve Owner of such obligations accruing after such date, if the assignment complies with Section 17.01 and if Operator has received an assumption agreement executed by the assignee (in form and substance reasonably satisfactory to Operator) pursuant to which such assignee assumes all obligations liabilities of Owner accruing under this Agreement from and after the date of assignment. An assignment (either voluntarily or by operation of law) by Operator of its interest in this Agreement shall not relieve Operator from its obligations under this Agreement, unless Owner so agrees in writing, such agreement to be granted or withheld in Owner's sole discretion.

         F. Subject to the provisions of this Article 17, the terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors, heirs, legal representatives, or assigns of each of the parties hereto.

                                   ARTICLE 18
                        SALE OF THE RETIREMENT COMMUNITY

SECTION 18.01 SALE OF THE RETIREMENT COMMUNITY

         A. Owner shall not enter into any Sale of the Retirement Community to any individual or entity which: (i) does not, in Operator's reasonable judgment, have sufficient financial resources and liquidity to fulfill Owner's obligations under this Agreement; (ii) is known in the community as being of bad moral character, or is in control of or controlled by any one or more persons who have been convicted of a felony involving turpitude in any state or

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

federal court, or whose reputation would otherwise result in the cancellation of, or failure to issue or renew, any License; (iii) is a competitor or significant potential competitor of Operator (defined below); or (iv) does not accept the full assignment of the Owner's Liabilities under this Agreement accruing from and after the date of sale and recognize the continuing presence at, and operation of, the Retirement Community by Operator pursuant to this Agreement. An individual or entity shall not be deemed to be in the business of operating retirement communities in competition with Operator solely by virtue of: (x) the ownership of such retirement communities, either directly or indirectly through subsidiaries, affiliates and partnerships; or (y) holding a mortgage or mortgages secured by one or more retirement communities. Furthermore, the phrase "a competitor or significant potential competitor of Operator" means any individual or entity (either directly or through an Affiliate) which (i) operates or manages (as distinguished from owning) a nursing home, assisted living facility, home health care agency, retirement community or health care facility, which, in the aggregate contain more than (a) 1,000 units or beds if such sale occurs between the Effective Date and the first day of 2003, or (b) 1,500 units or beds if such sale occurs during 2003 through 2007, or (c) 2,000 units or beds if such sale occurs on or after January 1, 2008; and (ii) has a net worth in excess of seventy million dollars ($70,000,000.00).

         B. If at the time of a Sale of the Retirement Community, Operator has certified to Owner that Owner has failed to pay a specific sum that is due and payable by Owner hereunder, then net proceeds of the Sale, in an amount, as available, equal to the sum owed shall be placed in escrow pending either payment or resolution of the dispute. The insufficiency of the net proceeds to pay the full amount due and payable shall not affect Owner's right to consummate such sale of the Retirement Community. This Section 18.01B shall not be enforceable against Owner if, at the time of the Sale of the Retirement Community, Crestline Capital Corporation ("Crestline"), directly or through an affiliate, owns Owner, and Crestline confirms to Operator in writing that Crestline will assume responsibility for such amounts to the extent that such amounts are ultimately determined to be due and payable.

         C. Notwithstanding the foregoing, if Owner or an Affiliate of Owner is a corporation or other entity whose shares are listed on a public stock exchange, and if a Sale of the Retirement Community occurs as a result of purchases of such shares, through such public stock exchange, in sufficient quantities to cause a transfer of the "controlling interest" in Owner (as described in the definition of "Sale of the Retirement Community"), and if such Sale of the Retirement Community is not in compliance with the provisions of this Section 18.01A, Operator shall have the right, at its option, to terminate this Agreement by written notice to Owner, but such non-compliance with Section 18.01A shall not be an Event of Default nor shall it subject Owner to claims for damages by Operator pursuant to Article 16.

         D. If Owner desires to enter into a Sale of the Retirement Community with a third party, Owner shall give written notice thereof to Operator, stating the name of the prospective purchaser. Such notice shall include appropriate information relating to such prospective purchaser demonstrating compliance with the provisions of Section 18.01A; if Operator reasonably requests additional information, Owner shall promptly furnish such information to Operator. Within thirty (30) Days after the date of receipt of Owner's written notice and such other information, Operator shall elect, by written notice to Owner, one of the following alternatives:

            1. To consent to such Sale of the Retirement Community and to the assignment of this Agreement to such purchaser, provided that concurrently with the finalization thereof the purchaser shall, by appropriate instrument reasonably satisfactory to Operator, assume all of Owner's obligations hereunder accruing from and after the date of sale. An executed copy of such assumption agreement shall be delivered to Operator.

            2. If such Sale of the Retirement Community would not comply with the provisions of Section 18.01A hereof, to terminate this Agreement by written notice from Operator to Owner. Such notice will set an effective date for such Termination not earlier than thirty (30) Days, nor more than one hundred twenty
(120) Days, following the date of the giving of such notice. Operator shall have the right to change such effective date of Termination to coincide with the date of the finalization of the proposed Sale of Retirement Community. At Operator's election, said notice of Termination shall not be effective if such Sale of the Retirement Community is not finalized. If such Termination by Operator results from a Default by Owner under Section 18.01A, such Termination shall not relieve Owner of liability to Operator for such Default.

         E. If Operator shall fail to elect any of the above alternatives set forth in Section 18.01D within said thirty (30) Day period, the same shall be conclusively deemed to constitute an election and consent under Section 18.01D1, and the provisions thereof shall prevail as if Operator had consented in writing thereto. Any proposed Sale of the Retirement Community of which notice has been given by Owner to Operator under Section 18.01D must be consummated within one hundred eighty (180) Days following the giving of such notice, or such longer period as may be necessary so long as Owner is diligently working in good faith to effectuate the Sale. Failing such consummation, such notice, and any response thereto given by Operator, shall be null and void and all of the provisions of Sections 18.01C and D must again be complied with before Owner shall have the right to consummate a Sale of the Retirement Community upon the terms contained in said notice, or otherwise.

         F. In connection with the possibility of a Sale of the Retirement Community achieved by means of a transfer of the controlling interest in Owner, Owner, from time to time, upon written request of Operator, shall (unless Owner is a publicly-traded entity registered under the Securities Act of 1934) furnish Operator with a list of the names and addresses of the owners of the capital stock (but only those owners which hold an ownership interest of thirty percent (30%) or more), or the partnership interests (both the General Partner and any limited partner holding an interest of thirty percent (30%) or more), or other proprietary ownership interests in Owner. In connection with obtaining and maintaining any material License, Owner shall provide such information regarding its owners as may be required. Operator shall treat such information as confidential pursuant to Section 19.04.

         G. It is understood that no Sale of the Retirement Community (which is otherwise in compliance with the provisions of this Article 18) shall reduce or otherwise affect : (i) the current level of Working Capital; (ii) the current amount deposited in the FF&E Reserve; or (iii) any of the operational bank accounts maintained by Operator pursuant to this Agreement. If, in connection with any Sale of the Retirement Community, the selling Owner intends to withdraw, for its own use, any of the cash deposits described in the preceding sentence, the selling Owner must obtain the contractual obligation of the buying Owner to replenish those deposits (in the identical amounts) immediately upon such withdrawal and the selling Owner shall not be entitled to withdraw any of such deposits unless and until the buying Owner has replenished such deposits in the amount withdrawn by the selling Owner. The obligations described in this Section 18.01G shall survive such Sale of the Retirement Community and shall survive Termination.

         H. Operator shall have the right to terminate this Agreement, on thirty
(30) Days written notice, if title to or possession of the Retirement Community is transferred either by Owner in breach of the provisions of Section 18.01A, or by judicial or administrative process (including, without limitation, a Foreclosure, or a sale pursuant to an order of a bankruptcy court, or a sale by a court-appointed receiver) to an individual or entity which would not qualify as a permitted transferee under clause (i), (ii) or (iii) of Section 18.01A, regardless of whether or not such transfer is the voluntary action of the transferring Owner, or whether (under applicable law) the Owner is in fact the transferor; provided, however, that Operator shall not have the right to so terminate this Agreement based on the assertion that a Holder fails to so qualify as a permitted transferee under said clauses (i), (ii) or (iii) of
Section 18.01A.

         I. In the event of any sale or transfer to an Affiliate of Owner, such sale or transfer shall be subject to this Agreement and such Affiliate shall assume all of the obligations of Owner under this Agreement.

SECTION 18.02 ASSUMPTION AGREEMENT OF SUCCESSOR OWNER

         In the event of any Sale of the Retirement Community, the purchaser shall, prior to finalization of such Sale of the Retirement Community, execute and deliver to Operator a written instrument reasonably satisfactory to Operator pursuant to which such purchaser assumes all of Owner's obligations hereunder accruing from and after the date of sale. By accepting a deed conveying the Retirement Community to any grantee thereunder, the grantee under such deed shall be deemed to have assumed all obligations of Owner under this Agreement accruing from and after the date of sale, whether or not such grantee executes and delivers to Operator a written assumption agreement.

                                   ARTICLE 19
                                  MISCELLANEOUS

SECTION 19.01 RIGHT TO MAKE AGREEMENT

         A. Each party warrants, with respect to itself, that to the best of its knowledge, (i) neither the execution of this Agreement nor the finalization of the transactions contemplated hereby shall violate any provision of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; (ii) result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; or (iii) require any consent, vote or approval which has not been taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the Term of this Agreement and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.

         B. Each party agrees that it will, at its own expense, on or before the Effective Date, provide: (i) certified copies of the applicable resolutions of its board of directors (if it is a corporation), or written authorization by all stockholders, or members (if it is a limited liability company) or written authorization by all general partners (if it is a partnership) or other appropriate documentation establishing its authority to execute this Agreement; and (ii) such opinions of counsel (which may be provided by house counsel of Operator or Marriott International, Inc. or Host Marriott Corporation) as the other party shall reasonably request regarding the matters described in this
Section 19.01.

         C. Each party (the "Indemnifying Party") hereby agrees to indemnify, defend and hold harmless the other party from all expenses (including attorneys' fees), losses, claims, and damages stemming from any action by any third party alleging: (i) such a breach or default by the Indemnifying Party under any indenture, contract, commitment or restriction; (ii) the failure of the Indemnifying Party to obtain such consent, vote or approval; or (iii) that the Indemnifying Party does not have the full right and authority to enter into this Agreement and perform its obligations hereunder.

SECTION 19.02 CONSENTS

         Wherever in this Agreement the consent or approval of Owner or Operator is required, unless otherwise expressly provided, such consent or approval shall not be unreasonably withheld, shall be in writing and shall be executed by a duly authorized officer or agent of the party granting such consent or approval. Unless otherwise expressly provided, if either Owner or Operator fails to respond within thirty (30) Days to a request by the other party for a consent or approval, such consent or approval shall be deemed to have been given.

SECTION 19.03 RELATIONSHIP BETWEEN THE PARTIES

         The relationship between Owner and Operator pursuant to this Agreement shall be that of Owner with an independent contractor, provided, however, that with respect to those specific and limited circumstances in which (i) Operator is holding funds for the account of Owner, and (ii) Operator is required to act as agent for Owner with respect to agreements with residents pursuant to Licenses and/or Legal Requirements, the relationship between Owner and Operator shall be that of principal and agent. Neither this Agreement nor any agreement nor any agreements, instruments, documents or transactions contemplated hereby shall in any respect be interpreted, deemed or construed as making Operator a partner or joint venturer with Owner or as creating any similar relationship or entity, and each party agrees that it will not make any contrary assertion, contention, claim or counterclaim in any action, suit or other legal proceedings involving the other.

SECTION 19.04 CONFIDENTIALITY

         The parties hereto agree that the matters set forth in this Agreement are strictly confidential, each party will make every effort to ensure that the information is not disclosed to any outside person or entities (including the press) without the written consent of the other party, provided, that such consent will not be required with respect to (i) legally required filing and other disclosures mandated by Legal Requirements, (ii) in the case of Owner, disclosure to any

Holder, prospective Holder, investor, purchaser of the Retirement Community or prospective purchaser of the Retirement Community, and (iii) in the case of either party, disclosure to any rating agencies, lenders, stock analysts, banks, accountants, and other like professionals.

SECTION 19.05 APPLICABLE LAW

         This Agreement shall be construed under and shall be governed by the laws of the State of Maryland.

SECTION 19.06 COVENANTS RUNNING WITH THE LAND; RECORDATION

         The terms and provisions of this Agreement shall run with the land described in Exhibit A, and with Owner's interest therein, and shall be binding upon all successors to, and assignees or transferees of, such interest, provided that no such successor, assignee or transferee shall have any liability for obligations of Owner for the period preceding or following such successor's, assignee's or transferee's ownership of the Retirement Community. Upon request of either party, the parties shall execute an appropriate memorandum of this Agreement in recordable form and the requesting party, at its sole cost and expense, may cause the same to be recorded in the jurisdiction where the Retirement Community is located. Immediately upon request of Owner following any termination of this Agreement, Operator shall execute, acknowledge and record such release or termination statement as may be required to release such memorandum. In the event that Operator shall fail to so immediately execute, acknowledge and record such release or termination statement, Operator hereby appoints Owner as its attorney-in-fact to execute, acknowledge and record the same, and all costs incurred by Owner in connection therewith (including reasonable attorneys' fees) shall be reimbursed by Operator. Such power-of-attorney shall be deemed coupled with an interest and irrevocable.

SECTION 19.07 HEADINGS

         Headings of Articles and Sections are inserted only for convenience and in no way limit the scope of the particular Articles or Sections to which they refer.

SECTION 19.08 NOTICES

         Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and delivered either by hand, a nationally recognized overnight courier or sent by certified or registered mail, postage prepaid, return receipt requested:

                  TO OWNER:

                  -------------------------------------------

                  -------------------------------------------

                  -------------------------------------------

                  -------------------------------------------

                  -------------------------------------------

                  -------------------------------------------

                  TO OPERATOR:

                  Marriott Senior Living Services, Inc.
                  10400 Fernwood Road
                  Bethesda, Maryland 20817
                  Attn:  Chief Financial Officer

                  COPY TO:

                  Marriott International, Inc.
                  10400 Fernwood Road
                  Bethesda, Maryland 20817
                  Attn:  General Counsel

or at such other address as is from time to time designated by the party receiving the notice. Any such notice which is properly given, as described above, shall be deemed to have been received as of the date of delivery to the addressee in the case of hand delivery, or, in all other cases, on the date when the return receipt or courier service confirmation indicates delivery was made to the addressee or acceptance of delivery was refused by the addressee.

SECTION 19.09 ENVIRONMENTAL MATTERS

         A. Operator shall indemnify, defend and hold Owner and its Affiliates (and their respective directors, officers, shareholders, employees and agents) harmless from and against all loss, cost, liability and damage (including, without limitation, engineers' and attorneys' fees and expenses, and the cost of Litigation) arising from the placing, discharge, leakage, use and storage of Hazardous Materials in violation of applicable Environmental Laws, on or in the Retirement Community by Operator's employees, representatives or agents during the Term of this Agreement. Operator shall only bring on the Land such Hazardous Materials as are needed in the normal course of business of the Retirement Community.

         B. In the event of the discovery of Hazardous Materials on or in the Retirement Community during the Term of this Agreement, Owner shall (except to the extent such removal is Operator's responsibility pursuant to Section 19.09A) promptly remove (if required by applicable Environmental Law) such Hazardous Materials, together with all contaminated soil and containers, and shall otherwise remedy the problem in accordance with all Environmental Laws. Owner shall (except to the extent that the removal of such Hazardous Materials is Operator's responsibility pursuant to Section 19.09A) indemnify, defend and hold Operator and its Affiliates (and their respective directors, officers, shareholders, employees and agents) harmless from and against all loss, cost, liability and damage (including, without limitation, engineers' and attorneys' fees and expenses, and the cost of Litigation) arising from the presence of Hazardous Materials on or in the Retirement Community.

         C. All costs and expenses of the removal of Hazardous Materials from the Retirement Community pursuant to Section 19.09B, and of the aforesaid compliance with all Environmental Laws, and any amounts paid to Operator pursuant to the indemnity set forth in the last sentence of Section 19.09B, shall be paid by Owner from its own funds, not as an Operating Expense or from the FF&E Reserve, shall be treated as an expenditure by Owner pursuant to
Section 8.03, and shall be counted in determining Owner's Additional Investment.

         D. The term "Hazardous Materials" means and include any substance or material containing one or more of any of the following: "hazardous material", "hazardous waste", "hazardous substance", "regulated substance", "petroleum", "pollutant", "contaminant", or "asbestos" as such terms are defined in any applicable Environmental Law in such concentration(s) or amount(s) as may impose clean-up, removal, monitoring or other responsibility under any applicable Environmental Law, or which may present a significant risk of harm to residents, invitees or employees of the Retirement Community.

SECTION 19.10 ESTOPPEL CERTIFICATES

         Each party to this Agreement shall at any time and from time to time, upon not less than thirty (30) Days' prior notice from the other party, execute, acknowledge and deliver to such other party, or to any third party specified by such other party, a statement in writing: (i) certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications); (ii) stating whether or not to the best knowledge of the certifying party: (x) there is a continuing Default by the non-certifying party in the performance or observance of any covenant, agreement or condition contained in this Agreement; or (y) there shall have occurred any event which, with the giving of notice or passage of time or both, would become such a Default, and, if so, specifying each such Default or occurrence of which the certifying party may have knowledge; and (iii) stating such other information as the non-certifying party may reasonably request. Such statement shall be binding upon the certifying party and may be relied upon by the non-certifying party and/or such third party specified by the non-certifying party as aforesaid. The obligations set forth in this Section 19.10 shall survive Termination (that is, each party shall, on request, within the time period described above, execute and deliver to the non-certifying party and to any such third party a statement certifying that this Agreement has been terminated).

SECTION 19.11 ARBITRATION

         A. In the event of a dispute between Owner and Operator with respect to any issue of fact specifically mentioned herein as a matter to be decided by arbitration, such dispute shall be determined by arbitration as provided in this
Section 19.11.

         B. Disputes shall be resolved in accordance with the Commercial Arbitration Rules of the American Arbitration Association then pertaining. The decision of the arbitrators shall be binding, final and conclusive on the parties.

         C. Owner and Operator shall each appoint and pay all fees of a fit and impartial person as arbitrator with at least ten (10) years' recent professional experience in the general subject matter of the dispute. Notice of such appointment shall be sent in writing by each party to the other, and the arbitrators so appointed, in the event of their failure to agree within thirty
(30) Days after the appointment of the second arbitrator upon the matter so submitted, shall appoint a third arbitrator. If either Owner or Operator shall fail to appoint an arbitrator, as aforesaid, for a period of twenty (20) Days after written notice from the other party to make such appointment, then the arbitrator appointed by the party having made such appointment shall appoint a second arbitrator and the two so appointed shall, in the event of their failure to agree upon any decision within thirty (30) Days thereafter, appoint a third arbitrator. If such arbitrators fail to agree upon a third arbitrator within forty five (45) Days after the appointment of the second arbitrator, then such third arbitrator shall be appointed by the American Arbitration Association from its qualified panel of arbitrators, and shall be a person having at least ten
(10) years' recent professional experience as to the subject matter in question. The fees of the third arbitrator and the expenses incident to the proceedings shall be borne equally between Owner and Operator, unless the arbitrators decide otherwise. The fees of respective counsel engaged by the parties, and the fees of expert witnesses and other witnesses called for the parties, shall be paid by the respective party engaging such counsel or calling or engaging such witnesses.

         D. The decision of the arbitrators shall be rendered within thirty (30) Days after appointment of the third arbitrator. Such decision shall be in writing and in duplicate, one counterpart thereof to be delivered to Owner and one to Operator. A judgment of a court of competent jurisdiction may be entered upon the award of the arbitrators in accordance with the rules and statutes applicable thereto then obtaining.

SECTION 19.12 AFFILIATES

         Except as otherwise specifically set forth in this Agreement, Operator shall be entitled to contract with one or more of its Affiliates to provide goods and/or services to the Retirement Community only if the prices and/or fees paid to any such Affiliate are competitive with the prices and/or fees then currently being paid to reputable and qualified parties which are not Affiliates of Operator. In determining, pursuant to the foregoing sentence, whether such prices and/or fees are competitive, the goods and/or services which are being purchased shall be grouped in reasonable categories, rather than being compared item by item.

SECTION 19.13 EQUITY AND DEBT OFFERINGS

         No reference to Operator or to any of its Affiliates will be made in any prospectus, private placement memorandum, offering circular or offering documentation related thereto (herein collectively referred to as the "Prospectus"), issued by Owner or one of its Affiliates, which is designed to interest potential investors or lenders in the Retirement Community, unless Operator has previously received a copy of all such references. However, regardless of whether Operator does or does not so receive a copy of all such references, neither Operator nor any of its Affiliates will be deemed a sponsor of the offering described in any such Prospectus, nor will it have any responsibility for the Prospectus, and the Prospectus will so state. Unless Operator agrees in advance, the Prospectus will not include: (i) any Proprietary Marks (provided that the Prospectus may identify the name of the Retirement Community even if such name is a Proprietary Mark); or (ii) except as required by applicable securities laws, the text of this Agreement. Owner shall be entitled, however, to include in such Prospectus an accurate summary of this Agreement. If there are no Legal Requirements pursuant to which such information must be publicly disclosed, appropriate measures shall be taken to ensure that entities or individuals receiving such Prospectus shall acknowledge the confidentiality of such information. Owner shall indemnify, defend and hold Operator and its Affiliates (and their respective directors, officers, shareholders, employees and agents) harmless from and against all loss, costs, liability and damage (including attorneys' fees and expenses, and the cost of Litigation) arising out of any Prospectus or the offering described therein.

SECTION 19.14 RESTRICTION ON OPERATOR

         A. Subject to the other provisions of this Section 19.14, Operator and its Affiliates shall not be prohibited or restricted from developing, owning, operating, leasing, managing, financing, or franchising other retirement communities or businesses.

         B. During the first seven (7) Agreement Years neither Operator nor any of its Affiliates shall (directly or indirectly) construct, own, operate, manage, lease, finance, or franchise (or participate in any of the foregoing activities) a Similar Property in either Area A or Area B, except that;

            1. Operator or any Affiliate may so own, operate, manage, lease, or franchise a Similar Property in Area B (but not Area A) if such Similar Property was in operation on the Effective Date and the average total occupancy at the Retirement Community has been at least ninety-three percent (93%) for the six
(6) months immediately preceding any notice (identifying the subject site) from Operator to Owner that it intends to proceed with an activity permitted by this subparagraph 1, which notice shall be given at least thirty (30) Days prior to the date on which Operator intends to proceed (the "B1 Notice"), provided, however, that, if Operator does not execute a binding contract to purchase, operate, manage, lease or franchise such a Similar Property within twelve (12) months after giving a B1 Notice, then a new such B1 Notice will be required before Operator can proceed with any further activities pursuant to this subparagraph 1, and

            2. At any time following one (1) year after the last to occur of (i) the first Agreement Year, or (ii) completion of all Expansion Units undertaken at the Retirement Community, Operator or any Affiliate may construct, own, operate, manage, lease, or franchise a Similar Property within Area B (but not Area A) if the average total occupancy at the Retirement Community has been at least ninety-three percent (93%) during the six (6) months immediately preceding any notice (identifying the subject site) from Operator to Owner that it intends to proceed with an activity permitted by this subparagraph 2, which notice shall be given at least thirty (30) Days prior to the date on which Operator intends to proceed (the "B2 Notice"), provided, however, that, if, after giving a B2 Notice, Operator should either fail to proceed or, having initiated action to proceed, should cease such actions -- in either case for a period of ninety (90) Days or more, then a new B2 Notice will be required before Operator can either continue the original action or proceed with any new actions pursuant to this subparagraph 2. Notwithstanding the foregoing, if Operator elects not to undertake the completion of substantially all of the Expansion Units by either providing written notice to Owner of its election or by operation of the expiration of the Option set forth in the Expansion Agreement and Owner elects to undertake the Expansion Units within nine (9) months of such notice or expiration, Operator or an Affiliate shall not construct, own, operate, manage, lease or franchise a Similar Property within Area B until the occurrence of: (i) the second anniversary of the earlier to occur of (x) the Option set forth in the Expansion Agreement has expired and, (y) delivery of notice to Owner that Operator elects not to undertake the completion of the Expansion Units; and (ii) the occupancy test set forth in the immediate preceding sentence has been met.

         For purposes of this Section 19.14B, the words and phrases
...."proceed", "proceed with actions", "actions", and "activities", refer, in the broadest reasonable sense, to all customary and usual actions, plans, investigations, preparations, negotiations, studies, and the like in connection with the planning for, designing of, financing (both debt and equity) of, site acquisition for, construction of, land use approvals for, all permitting and approval processes for, and all other related activities with respect to the development of (by the way of purchase, lease, franchise, operation or management) such a Similar Property.

         C. The restrictions set forth in Section 19.14B shall not apply to any construction, ownership, operation, management, leasing or franchising by Operator or its Affiliates of a Similar Property, if Operator's involvement with such Similar Property resulted from a chain acquisition, that is, the acquisition (whether by stock or asset purchase of either real property interests or contract rights) by Operator or an Affiliate of five (5) or more communities or facilities in a single transaction. However, if (i) any such acquisition results in more than twelve (12) Similar Properties located in either this or other Areas A as designated in this Agreement and similar operating agreements between Operator and Host Marriott Corporation or one or more of its Affiliates, in the aggregate, or (ii) more than one such Similar Property is located in any one such Area A; then Operator (or its Affiliate as needs be), at Owner's request, will, within two (2) years of the date of such chain acquisition, divest itself of the ownership, operation, development, leasing, franchising, and/or management of all such Similar Properties (with Operator choosing which particular Similar Properties are to be disposed of) in excess of the twelve (12) facility limitation specified in clause (i) immediately above, and/or the one facility limitation specified in clause (ii) immediately above.

         D. For the purposes of this Section 19.14, Area A shall include all of the real property located within a two and one-half (2.5) mile radius of the Retirement Community; and Area B shall include all of the real property located beyond a two and one-half (2.5) mile radius, but within a five (5) mile radius of the Retirement Community. In each case the radius shall be measured from the main entrance of the Retirement Community. A Similar Property shall be deemed to be within either Area A or B if more than twenty (20) percent of the square feet of land area of the real estate parcel on which it is located lies within either Area A or B. If a Similar Property falls within both Areas, it shall be considered to be within Area A.

         E. The parties agree that the period of restriction and the geographical area of restriction imposed upon MSLS in this Section 19.14 are fair and reasonable and are reasonably required for the protection of Owner. If the provisions of this Section 19.14 relating to the area of restriction or the period of restriction shall be deemed to exceed the maximum areas or period which a court having jurisdiction over the matter would deem enforceable, such area or period shall, for purposes of this Agreement, be deemed to be the maximum area or period which such court would deem valid and enforceable.

         F. The parties agree that irreparable damage would occur in the event any of the provisions of this Section 19.14 were not to be performed in accordance with the terms hereof, and that their remedy at law for any breach of the other party's obligations hereunder would be inadequate. The parties agree and consent that, in addition to any other rights or remedies that may be available at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce this Section 19.14 without the necessity of proof of actual damage.

SECTION 19.15 ENTIRE AGREEMENT

         This Agreement, together with other writings signed by the parties which are expressly stated to be supplemental hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior understandings and writings and may be changed only by a writing signed by both parties hereto.

SECTION 19.16 WAIVER

         The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

SECTION 19.17 PARTIAL INVALIDITY

         If any portion of this Agreement shall be declared invalid by order, decree or judgment of a court, this Agreement shall be construed as if such portion had not been inserted herein except when such construction would operate as an undue hardship on Operator or Owner, or constitute a substantial deviation from the general intent and purpose of said parties as reflected in this Agreement.

SECTION 19.18 CONSTRUCTION

         No provisions of this Agreement shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Agreement; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

ATTEST:                                      OWNER:

                                             [OWNER]
---------------------------------

                                             By:
                                                -------------------------------
                                                Printed Name:
                                                             ------------------

                                                Its:

ATTEST:                                      OPERATOR:

---------------------------------            MARRIOTT SENIOR LIVING
                                             SERVICES, INC.

                                             By:
                                                -------------------------------
                                                Printed Name:
                                                             ------------------

                                                Its:

                                JOINDER OF PARTY

         For the purpose of inducing Owner to enter into this Agreement, Marriott International, Inc. for itself and its Affiliates, hereby agrees to be directly bound, as a party, to the provisions of Section 19.14 of the above Agreement, but not to any of the other terms and conditions of the Agreement.

         IN WITNESS WHEREOF, Marriott International, Inc. has executed this JOINDER OF PARTY as of the Effective Date.

ATTEST:                                MARRIOTT INTERNATIONAL, INC.

                                       By:
---------------------------               -------------------------------------
                                          Printed Name:
                                                       ------------------------

                                          Its:

                                    EXHIBIT A
                      [LIST APPLICABLE DESCRIPTION OF LAND]

                                    EXHIBIT B
                       [LIST EXISTING TITLE ENCUMBRANCES]

                                    EXHIBIT C
                 PRO FORMA FEES @ [NAME OF RETIREMENT COMMUNITY]

                              Pd. 7-Pd. 13
     FY                         1997 FY                 1998 FY          1999 FY                 2000
------------              ---------------------      --------------    -----------        -----------------
                          (Partial)

$----------               $----------                $----------       $----------

                                    EXHIBIT D
              OWNER'S INITIAL COST @ [NAME OF RETIREMENT COMMUNITY]

                                  INITIAL COST

                                  $----------